APPENDIX A

PRELIMINARY INFORMATION STATEMENT FILED BY M-TRON INDUSTRIES, INC. WITH THE
U.S. SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 2022; TO BE AMENDED

PRELIMINARY AND SUBJECT TO COMPLETION

INFORMATION STATEMENT

M-tron Industries, Inc.

COMMON STOCK, PAR VALUE $0.01 PER SHARE

This information statement is being furnished by The LGL Group, Inc., a Delaware corporation (the “Company”), in connection with its spin-off (the “spin-off”) of M-tron Industries, Inc., a Delaware corporation (“Mtron,” “we,” “us” and “our”).  Mtron is currently a wholly-owned subsidiary of the Company but, as described below, will become a separate, publicly-traded company as a result of the spin-off.  Mtron is an operating subsidiary engaged in the manufacture of electronic components and its business includes the operations of Piezo Technology, Inc., M-tron Asia, LLC and other related subsidiaries.  It has design and manufacturing facilities in Orlando, Florida and Yankton, South Dakota.

The Company will continue as a separate, publicly-traded company following the spin-off, with its business consisting of the operation of its subsidiary, Precise Time and Frequency, LLC, a Delaware limited liability company and manufacturer of time and frequency instruments.  It has a design and manufacturing facility in Wakefield, Massachusetts.

To effect the spin-off, the Company will distribute shares of common stock, par value $0.01 per share, of Mtron (“Mtron Common Stock”) held by it on a pro rata basis to the Company’s stockholders (the “distribution”).  As a stockholder of the Company, you will receive one share of Mtron Common Stock for each share of the Company’s common stock, par value $0.01 per share, held of record by you as of 5:00 P.M., Eastern time, on [•][•], 2022, the record date for the distribution (such date and time, the “record date”).  As a result, the stockholders of the Company prior to the spin-off will become the stockholders of Mtron after the spin-off.

We expect that the distribution will occur on [•] [•], 2022 (the “distribution date”).  Immediately after the distribution, Mtron will be a separate, publicly-traded company.  The spin-off will not impact your holdings of the Company’s common stock, and, accordingly, your proportionate interest in the Company will not change as a result of the spin-off.  The distribution is intended to be tax-free for U.S. federal income tax purposes.  See “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off.”

The Board of Directors of the Company is seeking stockholder approval of the proposed spin-off in the contemplated manner.  The Company intends to hold a special meeting of its stockholders (the “special meeting”), and the Company has distributed a separate proxy statement which contains information regarding the proposed spin-off and the special meeting.  Completion of the spin-off is conditioned upon stockholder approval of the spin-off.  You do not need to pay any consideration, exchange or surrender your existing shares of the Company’s common stock or take any other action to receive your shares of Mtron Common Stock.

Prior to the spin-off, the Company will own all of the outstanding shares of Mtron Common Stock.  Accordingly, there is no current trading market for Mtron Common Stock.  The Mtron Common Stock has been approved for listing on the NYSE American, under the symbol “[•]”.  We expect that the Mtron Common Stock will be listed on the NYSE American on or promptly after the distribution date. However, there is no assurance that an active public market for Mtron Common Stock will develop or be sustained after the spin-off.  If an active public market does not develop or is not sustained, it may be difficult for Mtron’s stockholders to sell their shares of Mtron Common Stock at a price that is attractive to them, or at all.  It is expected that a limited trading in the over-the-counter market, commonly known as a “when-issued” trading market, for shares of Mtron Common Stock will begin one trading day before the record date and that “regular way” trading of the Mtron Common Stock will begin the first day of trading after the distribution date.

The Company’s common stock is listed on the NYSE American.  It is anticipated that, beginning on the record date and continuing until the time of the distribution, there will be two markets in shares of the Company’s common stock on the NYSE American: a “regular-way” market and an “ex-distribution” market.  Shares of the Company’s common Stock that trade on the “regular-way” market will trade with an entitlement to the shares of Mtron Common Stock to be distributed in the spin-off in respect thereof.  Shares of the Company’s common stock that trade on the “ex-distribution” market will trade without an entitlement to shares of Mtron Common Stock.  Therefore, if a stockholder sells shares of the Company’s common stock in the “regular-way” market on or prior to the time of the distribution, such stockholder will also be selling the right to receive the shares of Mtron Common Stock that such stockholder would have otherwise received in the spin-off in respect of the shares of the Company’s common stock being sold.  If a stockholder owns shares of the Company’s common stock on the record date and sells those shares on the “ex-distribution” market on or prior to the time of the distribution, such stockholder will continue to be entitled to receive the shares of Mtron Common Stock which are distributed in the spin-off in respect of the shares of the Company’s common stock being sold.

You are encouraged to consult with your broker, financial and/or tax advisors regarding the specific implications of selling your shares of the Company’s common stock prior to or on the distribution date.

Mtron is an “emerging growth company” as defined under applicable U.S. federal securities laws and, as such, has provided more limited disclosures in this information statement than an issuer that would not so qualify and also intends to elect to comply with the reduced public company reporting requirements for emerging growth companies in its future filings for so long as it is permitted to do so.  See “Summary—Implications of Being an Emerging Growth Company.”

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page [•].

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete.  Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities.

The date of this information statement is [•] [•], 2022.

This information statement was first mailed to the Company’s stockholders on or about [•] [•], 2022.

Summary1

Questions and Answers About the Spin-Off4

Summary of the Spin-Off10

Selected Historical Financial Information13

Risk Factors14

Cautionary Statement Regarding Forward-Looking Statements26

The Spin-Off29

Dividend Policy37

Capitalization38

Selected Historical Financial Information39

Unaudited Pro Forma Financial Statements40

Business41

Management’s Discussion and Analysis of Financial Condition and Results of Operations45

Certain Relationships and Related Party Transactions46

Management47

Executive Compensation53

Director Compensation58

Security Ownership of Certain Beneficial Owners and Management59

Description of Capital Stock60

Where You Can Find More Information64

Index to Combined Carve-Out Financial StatementsF-1

Report of Independent Registered Public Accounting FirmF-2

ii

Summary

The following is a summary of material information discussed in this information statement.  This summary may not contain all the details concerning the spin-off or other information that may be important to you.  To better understand the spin-off and Mtron’s business and financial position, you should carefully review this entire information statement.  Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement, including the combined financial statements of Mtron, assumes the completion of all the transactions referred to in this information statement in connection with the spin-off.  Unless the context otherwise requires, references in this information statement to “Mtron”, “we”, “us” and “our” and “our company” refer to M-tron Industries, Inc., a Delaware corporation.  References in this information statement to “the Company” refer to The LGL Group, Inc., a Delaware corporation, and its consolidated subsidiaries (other than, after the spin-off, Mtron and its consolidated subsidiaries), unless the context otherwise requires.

References in this information statement to the historical assets, liabilities, products, businesses or activities of Mtron are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the businesses of Mtron as they have been conducted as part of the Company’s organization.

You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover.  Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except as required by law.

This information statement describes our business, our relationship with the Company, and how this transaction affects the Company’s stockholders, and provides other information to assist you in evaluating the benefits and risks of the spin-off and holding or disposing of the shares of Mtron Common Stock received in connection with the spin-off.

The Company

The Company is The LGL Group, Inc., a Delaware corporation.  The Company was incorporated in 1928 under the laws of the State of Indiana and reincorporated under the laws of the State of Delaware in 2007, and is a diversified holding company with subsidiaries engaged in the design, manufacturing and marketing of highly-engineered, high reliability frequency and spectrum control products used to control the frequency or timing of signals in electronic circuits and in the design of high performance frequency and time reference standards that form the basis for timing and synchronization in various applications.  The Company operates through its two principal subsidiaries, (1) M-tron Industries, Inc., which includes the operations of Piezo Technology, Inc., M-tron Asia, LLC and other subsidiaries (collectively, referred to herein as “Mtron”), which represents its electronic components segment, and (2) Precise Time and Frequency, LLC, a Delaware limited liability company, which represents its electronics instruments segment.

The Company is a publicly-traded company.  Its common stock is listed on the NYSE American under the ticker symbol “LGL.” The Company will own all of the shares of Mtron Common Stock issued and outstanding prior to the distribution.  Immediately following the distribution, the Company will not own any shares of Mtron Common Stock.  Instead, the stockholders of the Company prior to the spin-off will become the stockholders of Mtron after the spin-off.

Mtron

Originally founded in 1965, Mtron designs, manufactures and markets highly-engineered, high reliability frequency and spectrum control products.

These component-level devices are used extensively in electronic systems for applications in defense, aerospace, earth-orbiting satellites, down-hole drilling, medical devices, instrumentation, industrial devices and global positioning systems as well as in infrastructure equipment for the telecommunications and network equipment industries.  As an engineering-centric company, Mtron provides close support to the customer throughout its products’ entire life cycle, including product design, prototyping, production and subsequent product upgrades.  This collaborative approach has resulted in the development of long-standing business relationships with its blue-chip customer base.

All of Mtron’s production facilities are ISO 9001:2008 certified, ITAR registered and Restriction of Hazardous Substances (“RoHS”) compliant.  In addition, its U.S. production facilities in Orlando, Florida and Yankton, South Dakota are AS9100 Rev D and MIL-STD-790 certified.

Mtron also has design and manufacturing facilities in Orlando, Florida and Yankton, South Dakota.

The Spin-Off

On August 12, 2021, the Company announced that its Board of Directors had authorized its management to explore a potential spin-off of Mtron’s business into a newly created and separately traded public Company.  In connection with the contemplated spin-off, Mtron will enter into a number of agreements with the Company, including a Separation and Distribution Agreement, a Transitional Administrative and Management Services Agreement, and a Tax Indemnity and Sharing Agreement. These agreements will provide the terms and conditions of the separation of the Company’s businesses between the Company and Mtron and will govern various ongoing arrangements between the Company and Mtron upon completion of the spin-off.

As described in further detail below, completion of the spin-off is subject to a number of conditions, including approval of the distribution and all related transactions by the Company’s Board of Directors (and such approval not having been withdrawn) and approval by the Company’s stockholders of the proposed spin-off, to permit the distribution in the manner contemplated herein.  Subject to the satisfaction of the conditions to completion of the spin-off, we expect that the distribution will occur on [•] [•], 2022.  Immediately after the distribution, Mtron will be a separate, publicly-traded company and the Company will not own any shares of Mtron Common Stock.

The Mtron Common Stock has been approved for listing on the NYSE American under the symbol “MPTI”.  We expect that the Mtron Common Stock will be listed on the NYSE American on or promptly after the distribution date.

The distribution is intended to be tax-free for U.S. federal income tax purposes.  See “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off.”

Risk Factors

You should carefully read the section of this information statement entitled “Risk Factors” for an explanation of the risks and uncertainties associated with the business and investments of Mtron, as well as the risks and uncertainties related to the spin-off and to ownership of Mtron Common Stock.

Implications of Being an Emerging Growth Company

Mtron qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).  As such, it may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies, including reduced financial disclosure and reduced disclosure about its executive compensation arrangements.  In addition, as an emerging growth company, Mtron is exempt from the requirements to hold non-binding advisory votes on executive compensation and golden parachute payments, and from the auditor attestation requirement in the assessment of its internal control over financial reporting.  Mtron is permitted to, and intends to, take advantage of these exemptions until it no longer qualifies for such exemptions.  It will cease to be an emerging growth company upon the earliest of:

•the last day of the fiscal year in which it has $1.07 billion or more in annual revenues;

•the last day of the fiscal year following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”);

•the date on which it has issued more than $1.0 billion in non-convertible debt securities during the previous three-year period; and

•the date on which it is deemed to be a “large accelerated filer” (which is the last day of the fiscal year during which the total market value of common equity securities held by non-affiliates is $700 million or more, calculated as of the end of the second quarter (June 30) of such fiscal year).

Mtron may choose to take advantage of some, but not all, of the exemptions available to it.  Mtron has taken advantage of certain reduced reporting obligations in this information statement.  Accordingly, the information contained herein may be different than the information you receive from other public companies.

In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards.  This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  Mtron is choosing to opt out of the extended transition periods available under the JOBS Act for complying with new or revised accounting standards.  Pursuant to Section 107 of the JOBS Act, the decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Corporate Information

M-tron Industries, Inc. is a Delaware corporation.  Its principal executive offices are located at 2525 Shader Road, Orlando, Florida 32804.  Its telephone number is (407) 298-2000.  Its corporate website will be located at www.mtronpti.com.  Information contained on, or connected to, Mtron’s website or the Company’s website does not and will not constitute part of this information statement or the registration statement on Form 10 of which this information statement is a part.

Questions and Answers About the Spin-Off

The following provides a summary of certain of the terms of the spin-off.  For a more detailed description of the matters described below, see “The Spin-Off.”

Q: What is the spin-off?

A: The spin-off is the method by which Mtron will separate from the Company.  To complete the spin-off, the Company will distribute to its stockholders all of the shares of Mtron Common Stock.  We refer to this as the “distribution.” Following the spin-off, Mtron will be a separate company from the Company, and the Company will not retain any ownership interest in Mtron.  The separation of Mtron from the Company and the distribution of Mtron Common Stock are intended to provide you with equity investments in two separate companies, each able to focus on its own respective business and distinct business strategy and capital allocation policy.  The two separate companies will be (i) Mtron, which, as described in further detail below, is engaged in the manufacture of electronic components and its business includes the operations of Piezo Technology, Inc., M-tron Asia, LLC, and other subsidiaries of Mtron and (ii) the Company, which continues to own and operate its subsidiary, Precise Time and Frequency, LLC, a Delaware limited liability company and manufacturer of time and frequency instruments.

Q: What is Mtron?

A: Mtron is currently a wholly-owned subsidiary of the Company.  Originally founded in 1965, Mtron designs, manufactures and markets highly-engineered, high reliability frequency and spectrum control products.  These component-level devices are used extensively in electronic systems for applications in defense, aerospace, earth-orbiting satellites, down-hole drilling, medical devices, instrumentation, industrial devices and global positioning systems as well as in infrastructure equipment for the telecommunications and network equipment industries.

Q: What will I receive in the spin-off?

A: As a stockholder of the Company, in connection with the spin-off, you will receive one share of Mtron Common Stock for each share of the Company’s common stock that you own as of the record date.  See “Description of Capital Stock”.

The spin-off will not impact your holdings of the Company’s common stock and, accordingly, your proportionate interest in the Company will not change as a result of the spin-off.

In addition, holders of unvested restricted stock awards of the Company’s common stock that are outstanding on the distribution date will retain such restricted stock awards and receive one restricted share of Mtron Common Stock for each share of the Company’s common stock subject to such restricted stock awards held on the record date.  The restricted shares of Mtron Common Stock will be subject to the same terms and conditions, including, without limitation, vesting conditions, as contained in the Company’s restricted stock award agreement relating to the shares of the Company’s common stock in respect of which the restricted shares of Mtron were received.  As of [•] [•], 2022, a total of [•] shares of the Company’s common stock are subject to outstanding restricted stock awards, all of which are held by the Company’s executive officers or by the Company on behalf of the executive officers until vesting.

Q: What will be the voting rights of the Mtron stock I receive in the spin-off?

A: The shares of Mtron Common Stock that you will receive in the spin-off will have the same voting rights as the respective shares of the Company’s common stock that you currently hold.  As a general matter, holders of Mtron Common Stock will vote as one class on the election of directors and most other matters submitted to a vote of Mtron’s stockholders.  In addition, the holders of Mtron Common Stock will each be entitled to a separate class vote under limited circumstances provided by Delaware law.  See “Description of Capital Stock” for additional information.

Q: What is the record date for the distribution?	A: The record date for the distribution will be 5:00 p.m. Eastern Time on [•] [•], 2022, which date and time we refer to as the “record date.”
Q: When will the distribution occur?

A: We expect that shares of Mtron Common Stock will be distributed on or about [•] [•], 2022, which we refer to as the “distribution date.” It is expected that the distribution agent, acting on behalf of the Company, may require up to one week after the distribution date to fully distribute the shares of Mtron Common Stock to the Company’s stockholders.

Q: Is stockholder approval required for the spin-off?	A: Yes. Stockholder approval of the spin-off itself is required by Delaware law. It will involve a transfer of substantially all assets of the Company.
Q: What do stockholders need to do to participate in the distribution?

A: You do not need to take any action to receive your shares of Mtron Common Stock in the spin-off, but you are encouraged to read this entire information statement carefully.  You will not be required make any payment to the Company for the new shares or to surrender any shares of the Company’s common stock that you currently own in order to participate in the spin-off.  However, your receipt of shares of Mtron Common Stock in connection with the spin-off is intended to be tax-free for U.S. federal income tax purposes.

Q: Will fractional shares be distributed in the spin-off?	A: Because the distribution ratio is one share of Mtron Common Stock for each share of the Company’s common stock, no fractional shares will result from, or be distributed in, the spin-off.
Q: What are the U.S. federal income tax consequences of the distribution to the Company’s stockholders?

A: The distribution is intended to be tax-free for U.S. federal income tax purposes.  We believe that the Company’s stockholders should not recognize gain or loss as a result of the distribution and no amount should be included in their income as a result of the distribution. The Company’s stockholders are urged to consult with their tax advisors with respect to the U.S. federal, state and local or foreign tax consequences, as applicable, of the distribution.  See “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off.”

Q: Why has the Company decided to spin-off Mtron?

A: The Company’s Board of Directors has determined that the separation of Mtron from its other business is in the best interests of the Company’s stockholders.  The Board believes that separating Mtron from the Company will, among other things:

•allow each company to pursue its own distinct business strategy and optimal capital allocation policy, independent of the other, which would better position each company to maximize value over the long-term;

•permit each company to tailor its strategic plans and pursue growth opportunities consistent with the key commercial markets served by each company, respectively;

•enable each company to more efficiently raise and allocate capital, including through debt or equity offerings, based on the fundamentals of their separate businesses;

•provide each company with greater flexibility to use stock as a currency for mergers, acquisitions and joint ventures;

•provide the Company’s current stockholders with equity investments in two separate, publicly traded companies, including that reflect risks and prospects of their underlying respective businesses; and

•enable investors to make investment decisions based on each company’s individual performance and potential, and enhance the likelihood that the market will value each company appropriately.

Q: Are there risks associated with the spin-off and ownership of Mtron Common Stock?	A: Yes. There are a number of risks associated with the spin-off of Mtron and ownership of Mtron Common Stock. We discuss these risks under “Risk Factors.”
Q: Are there conditions to completion of the spin-off?

A: Yes.  Completion of the spin-off is subject to the following conditions:

•The Company’s Board of Directors, in its sole and absolute discretion, shall have authorized and approved the spin-off (and such authorization and approval shall not have been withdrawn, as described below);

•The approval of the Company’s stockholders of the spin-off in the contemplated manner;

•Mtron’s registration statement on Form 10 of which this information statement is a part shall have been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) and shall not be the subject of any stop order or proceedings seeking a stop order, and this information statement shall have been sent to the Company’s stockholders as of the close of business on the record date, all necessary permits and authorizations under the Securities Act and the Exchange Act relating to the issuance and trading of shares of Mtron Common Stock shall have been obtained and be in effect, and such shares shall have been approved for listing on the NYSE American, subject to official notice of issuance; and

•No court or other governmental authority having jurisdiction over the Company or Mtron shall have issued or entered any order, and no applicable law shall have been enacted or promulgated, in each case, that is then in effect and has the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the spin-off.

We are not aware of any material regulatory requirements that must be complied with or any material regulatory or third party approvals that must be obtained, other than compliance with SEC rules and regulations, including the SEC’s declaration of effectiveness of Mtron’s registration statement on Form 10, and the approval for listing of Mtron Common Stock the NYSE American, subject to official notice of issuance.

Q: Can the Company’s Board of Directors decide to terminate the spin-off even if all of the conditions have been satisfied?

A: Yes.  Until the distribution has occurred, the Company’s Board of Directors has the right to terminate the spin-off, even if all of the other conditions have been satisfied, if the Company’s Board of Directors determines, in its sole and absolute discretion, that the spin-off is not in the best interests of the Company and its stockholders or that market conditions or other circumstances are such that the separation of Mtron and the Company is otherwise no longer advisable at that time.

Q: When will I be able to trade my shares of Mtron Common Stock Stock? What will the market price be?

A: Prior to the spin-off, the Company will own all of the outstanding shares of Mtron Common Stock.  Accordingly, there is no current trading market for Mtron Common Stock.  The Mtron Common Stock has been approved for listing on the NYSE American under the symbol “MPTI”.  We expect that the Mtron Common Stock will be listed on the NYSE American on or promptly after the distribution date. However, there is no assurance that an active public market for Mtron Common Stock will develop or be sustained after the spin-off.  If an active public market does not develop or is not sustained, it may be difficult for Mtron’s stockholders to sell their shares of Mtron Common Stock at a price that is attractive to them, or at all.  It is expected that limited trading in the over-the-counter market, commonly known as a “when-issued” trading market, for shares of Mtron Common Stock will begin one trading day before the record date and that “regular way” trading of the Mtron Common Stock will begin the first day of trading after the distribution date.

We cannot predict what the market price will be for Mtron Common Stock prior to, on or after the distribution date.  It is possible that some of the Company’s stockholders may sell the shares received in connection with the spin-off because, among other things, Mtron’s business or strategies do not fit their investment objectives or because Mtron Common Stock may not be included in certain indices.  The market price of Mtron Common Stock may fluctuate significantly, including during the period before the market has analyzed fully the business and financial characteristics of Mtron separate from the Company.

Q: Does Mtron expect to pay dividends after the spin-off?	A: No. It is not anticipated that Mtron will pay cash dividends on its common stock following the spin-off. Mtron currently intends to retain any earnings for use in the operation of its business.
Q: Will my shares of the Company’s common stock continue to trade after the spin-off?

A: Subject to continued compliance with applicable listing standards and requirements, it is expected that, following the spin-off, the Company’s common stock will continue to trade on the NYSE American.

Q: If I sell my shares of the Company’s common stock prior to the distribution, will I still be entitled to receive shares of Mtron in the distribution?

A: It is anticipated that, beginning on the record date and continuing until the time of the distribution, there will be two markets in shares of the Company’s common stock on the NYSE American: a “regular-way” market and an “ex-distribution” market.  Shares of the Company’s common stock that trade on the “regular-way” market will trade with an entitlement to the shares of Mtron Common Stock to be distributed in the spin-off in respect thereof.  Shares of the Company’s common stock that trade on the “ex-distribution” market will trade without an entitlement to shares of Mtron Common Stock.  Therefore, if a stockholder sells shares of the Company’s common stock in the “regular-way” market on or prior to the time of the distribution, such stockholder will also be selling the right to receive the shares of Mtron Common Stock that such stockholder would have otherwise received in the spin-off in respect of the shares of the Company’s common stock being sold.  If a stockholder owns shares of the Company’s common stock on the record date and sells those shares on the “ex-distribution” market on or prior to the time of the distribution, such stockholder will continue to be entitled to receive the shares of Mtron Common Stock which are distributed in the spin-off in respect of the shares of the Company’s common stock being sold.

You are encouraged to consult with your broker or financial advisor regarding the specific implications of selling your shares of the Company’s common stock prior to or on the distribution date.

Q: Will the spin-off affect the market price of the Company’s common stock?

A: It is possible that the market price of the Company’s common stock will be affected by the spin-off because such stock will no longer reflect the benefits, risks or rewards associated with Mtron and its subsidiaries.  There is no assurance as to how the market will respond to the spin-off, including the agreements entered into in connection with the spin-off and the relationship between the Company and Mtron following the spin-off.  We cannot provide you with any assurance as to the price at which shares of the Company’s common stock or shares of Mtron Common Stock will trade following the spin-off.

Q: What will be the relationship between the Company and Mtron after the spin-off?

A: Immediately following the spin-off, Mtron will be a separate, publicly-traded company, and the Company will have no continuing stock ownership interest in Mtron.  In connection with the spin-off, Mtron will enter into a Separation and Distribution Agreement and several other agreements with the Company which will provide the terms and conditions of the separation of the businesses and will govern various ongoing arrangements between the Company and Mtron after completion of the spin-off.

Following the spin-off, there will be no overlap between executive management of the Company and Mtron. It is expected that following the Spin-off, the following executive officers of the Company will resign and be appointed to serve as executive officers of Mtron. Michael J. Ferrantino will serve as chief executive officer, James W. Tivy will serve as chief financial officer, Linda M. Biles will serve as vice-president, controller, and Joan Nano will serve as chief accounting officer of Mtron. To replace these positions, Marc J. Gabelli will be appointed and serve as the Company’s chief executive officer, Ivan Arteaga will be its chief financial officer, and Patrick B. Huvane will be its chief accounting officer.

It is currently anticipated that in connection with the Spin-off, two members of the Board of Directors of the Company, Bel Lazar and John S. Mega, will resign as directors and will be appointed to serve as directors of Mtron.  It is also anticipated that the Company’s chairman of the board, Marc J. Gabelli, will be appointed to serve as a director and as non-executive chairman of the board of Mtron, and that Michael J. Ferrantino will be appointed to serve as a director of Mtron. As a result of the anticipated resignations, the Company’s Board of Directors will consist of Marc J. Gabelli, as chairman of the board, Timothy J. Foufas, Donald H. Hunter, Manjit Kalha, Ivan Arteaga, and Michael J. Ferrantino. See “Management” for additional information.

[Q: How will the Company’s indebtedness and cash be allocated, paid or transferred in connection with the spin-off?

A: Mtron will assume the indebtedness of or related to it and its subsidiaries in connection with the spin-off, which had total outstanding indebtedness of approximately $[•] million as of [•] [•], 2021.

As of [•] [•], 2021, the Company had approximately $[•] million of cash and cash equivalents.  In connection with the spin-off, the Company will contribute to Mtron $[•] million of cash and cash equivalents, other than $[•] million of cash and cash equivalents and marketable securities with a current value of approximately $[•] which will be retained by the Company for use in the operation of its business.

Q: What will Mario J. Gabelli’s and Marc J. Gabelli’s ownership and voting percentage of Mtron be immediately following the distribution?

Mario J. Gabelli and Marc J. Gabelli will have the same beneficial ownership and voting interest in Mtron immediately following the spin-off as they have with respect to the Company immediately prior to the spin-off, or 1,042,612 and 844,883 shares, respectively.  In the aggregate, these shares currently represent approximately 35.2% of the Company’s total outstanding common stock.  As a result, they will have the same voting power with respect to Mtron and will have a significant influence in the election of directors and the vote on any other matter presented for approval by Mtron’s stockholders.

Q: Do the Company’s executive officers and directors have interests in the spin-off that may be different from or in addition to the interests of the Company’s other stockholders?

Yes.  You should be aware that the executive officers and directors of the Company have interests in the spin-off that may differ from, or may be in addition to, the interests of the Company’s stockholders generally.  As previously described, following the spin-off, there will be an overlap between directors of the Company and Mtron.  Marc J. Gabelli will serve as a chief executive officer and as a director and chairman of the Company and as a director and non-executive chairman of Mtron.  Michael J. Ferrantino will serve as a director of the Company and as a director and chief executive officer of Mtron. The Company’s directors currently receive annual cash fees and stock awards for their service on the Company’s Board, and it is anticipated that those who will also serve on the Mtron’s board of directors and receive fees for doing so as determined by the compensation committee of Mtron’s board.

Q: Will I have appraisal rights in connection with the spin-off?	A: No. Stockholders of the Company will not have any appraisal rights in connection with the spin-off.
Q: Who will be the transfer agent for Mtron’s Common stock after the spin-off?	A: It is expected that Computershare Inc. will be the transfer agent for Mtron’s Common stock after the spin-off.
Q: Who is the distribution agent for the spin-off?	A: Computershare Inc. will be the distribution agent for the spin-off.
Q: Where can I get more information?	A: If you have any questions relating to the spin-off, you should contact the distribution agent at:

Summary of the Spin-Off

Distributing Company	The LGL Group, Inc., a Delaware corporation. Immediately after the distribution, the Company will not own any shares of Mtron Common Stock.
Distributed/Spin-Off Company

M-tron Industries, Inc., a Delaware corporation, which is currently a wholly-owned subsidiary of the Company.  Such corporation will become a separate, publicly-traded company as a result of the spin-off.

Separation of Businesses

In connection with the spin-off, the Company will continue to own and operate its subsidiary, Precise Time and Frequency, LLC, and will hold cash and other investments.

If the spin-off is completed, Mtron will be a separate, publicly-traded company engaged in the manufacture and marketing of frequency and spectrum control products directly and through its Piezo Technology, Inc., M-tron Asia, LLC and related subsidiaries.

Distributed Securities

The shares of Mtron Common Stock to be distributed in the spin-off will constitute all of the issued and outstanding shares of Mtron Common Stock immediately following the distribution.

Based on the number of shares of the Company’s common stock expected outstanding as of the record date, Mtron expects that 5,365,256 shares of Mtron Common Stock will be distributed in the spin-off.  However, the actual number of shares of Mtron Common Stock to be distributed in the spin-off will be determined based on the actual number of shares of the Company’s common stock outstanding as of the record date.

Record Date	5:00 P.M., Eastern time, on [•] [•], 2022.
Distribution Date	[•], [•], 2022.
Distribution Ratio	Each stockholder of the Company will receive one share of Mtron Common Stock for each share of the Company’s common stock held by such stockholder as of the record date.
The Distribution

On or before the distribution date, the Company will release the shares of Mtron Common Stock to the distribution agent to distribute to the Company’s stockholders.  The shares will be distributed in book-entry form, which means that no physical share certificates will be issued.  We expect that it may take the distribution agent up to one week following the distribution date to electronically issue shares of Mtron Common Stock to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form.

You will not be required to make any payment, surrender or exchange of your shares of the Company’s common stock or take any other action to receive your shares of Mtron Common Stock.

However, the Company is seeking the approval of its stockholders in order to effect the spin-off in the contemplated manner.  The Company intends to hold a special meeting of its stockholders to approve these actions and has distributed a separate proxy statement which contains information regarding the proposed spin-off and name change and the special meeting.  Completion of the spin-off is conditioned upon stockholder approval of the spin-off and certain other conditions described below.

No Fractional Shares	Because the distribution ratio is one share of Mtron Common Stock for each share of the Company’s common stock, no fractional shares will result from, or be distributed in, the spin-off.
Conditions to the Spin-Off

Completion of the spin-off is subject to the following conditions:

•the Company’s Board of Directors of, in its sole and absolute discretion, shall have authorized and approved the spin-off (and such authorization and approval shall not have been withdrawn, as described below);

•the approval of the Company’s stockholders of the spin-off in the manner contemplated;

•Mtron’s registration statement on Form 10 of which this information statement is a part shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking a stop order, and this information statement shall have been sent to the Company’s stockholders as of the close of business on the record date, all necessary permits and authorizations under the Securities Act and the Exchange Act relating to the issuance and trading of shares of Mtron Common Stock shall have been obtained and be in effect, and such shares shall have been approved for listing on the NYSE American, subject to official notice of issuance; and

•No court or other governmental authority having jurisdiction over the Company or Mtron shall have issued or entered any order, and no applicable law shall have been enacted or promulgated, in each case, that is then in effect and has the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the spin-off.

We are not aware of any material regulatory requirements that must be complied with or any material regulatory or third party approvals that must be obtained, other than compliance with SEC rules and regulations, including the SEC’s declaration of effectiveness of Mtron’s registration statement on Form 10, and the approval for listing of Mtron Common Stock on the NYSE American.

Trading of Shares

The Mtron Common Stock has been approved for listing on the NYSE American, under the symbol “MPTI”.  We expect that the Mtron Common Stock will be listed on the NYSE American on or promptly after the distribution date.

It is expected that a limited trading in the over-the-counter market, commonly known as a “when-issued” trading market, for shares of Mtron Common Stock will begin one trading day before the record date and that “regular way” trading of the Mtron Common Stock will begin the first day of trading after the distribution date.

It is anticipated that, beginning on the record date and continuing until the time of the distribution, there will be two markets in shares of the Company’s common stock on the NYSE American: a “regular-way” market and an “ex-distribution” market.  Shares of the Company’s common Stock that trade on the “regular-way” market will trade with an entitlement to the shares of Mtron Common Stock to be distributed in the spin-off in respect thereof.  Shares of the Company’s common stock that trade on the “ex-distribution” market will trade without an entitlement to shares of Mtron Common Stock.  Therefore, if a stockholder sells shares of the Company’s common stock in the “regular-way” market on or prior to the time of the distribution, such stockholder will also be selling the right to receive the shares of Mtron Common Stock that such stockholder would have otherwise received in the spin-off in respect of the shares of the Company’s common stock being sold.  If a stockholder owns shares of the Company’s common stock on the record date and sells those shares on the “ex-distribution” market on or prior to the time of the distribution, such stockholder will continue to be entitled to receive the shares of Mtron Common Stock which are distributed in the spin-off in respect of the shares of the Company’s common stock being sold.

You are encouraged to consult with your broker or financial advisor regarding the specific implications of selling your shares of the Company’s Common Stock prior to or on the distribution date.

Material U.S. Federal Income Tax Consequences

The distribution is intended to be tax-free under Section 355 of the Internal Revenue Code of 1986, as amended.  We believe that the Company’s stockholders should not recognize gain or loss as a result of the distribution and no amount should be included in their income as a result of the distribution for U.S. federal income tax purposes.  The Company has not obtained a tax opinion with respect to the tax consequences of the spin-off.  Neither the Company nor Mtron has applied for a private letter ruling from the Internal Revenue Service (the “IRS”) with respect to the tax consequences of the distribution.  Accordingly, there can be no assurance that the IRS or another taxing authority will not assert that the distribution is taxable to the Company, Mtron or the Company’s stockholders.  The Company’s stockholders are urged to consult with their tax advisors with respect to the U.S. federal, state and local or foreign tax consequences, as applicable, of the distribution.

For a more detailed discussion of the federal income tax consequences of the spin-off, see “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” and “Risk Factors—Risks Relating to the Spin-Off—The distribution of our common stock may not qualify for tax-free treatment.”

Separation and Distribution Agreement and other Spin-Off Documents

In connection with the spin-off, Mtron will enter into a Separation and Distribution Agreement and several other agreements with the Company, which will provide the terms and conditions of the separation of the businesses of the Company between the Company and Mtron and will govern various ongoing arrangements between the Company and Mtron upon completion of the spin-off.  The Separation and Distribution Agreement and other agreements expected to be entered into with the Company in connection with the spin-off are described in further detail under “The Spin-Off—Relationship Between Mtron and the Company.”

Dividend Policy	It is not anticipated that Mtron will pay cash dividends on its common stock following the spin-off. Mtron currently intends to retain any earnings for use in the operation of its business.
Distribution Agent	Computershare, Inc. will be the distribution agent for the spin-off.
Risk Factors

There are a number of risks and uncertainties related to the spin-off of Mtron (including its business and investments and it being a separate, publicly-traded company following the spin-off) and ownership of Mtron Common Stock.  You should carefully read the factors set forth in the section of this information statement entitled “Risk Factors.”

SELECTED Historical COMBINED Financial Information

Selected Historical Combined Financial Data

The following tables present the selected historical combined financial data of Mtron.  We derived the statements of operations data for the year ended December 31, 2021 and 2020 and the balance sheets data as of December 31, 2021 and 2020 from our audited combined carve-out financial statements included elsewhere in this information statement.

The historical statements of operations reflect allocations of general corporate expenses from the Company, including, but not limited to, executive management, accounting, and other shared services.  These expenses have been allocated to Mtron on the basis of direct usage when identifiable, while the remainder of the expenses, including costs related to executive compensation, were allocated primarily on a pro-rata basis based on segment revenues.  The allocations may not, however, reflect the expenses Mtron would have incurred as a stand-alone public company for the periods presented.  The financial statements included in this information statement may not necessarily reflect our financial position, results of operations and cash flows as if Mtron had operated as a stand-alone public company during all periods presented.

The selected historical combined financial data presented below should be read in conjunction with our audited historical combined financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended December 31, 2021	Year Ended December 31, 2020
	(in thousands)	(in thousands)
Summary of Operations
Revenues	$-	$29,984
Operating Income		3,030
Net Income		2,310

Other Financial Information
Cash and Cash Equivalents	$-	$2,456
Total Assets		17,918
Working Capital		8,930
Net Cash Provided by Operating Activities		3,906
Capital Expenditures		407
Equity		14,974

Risk Factors

You should carefully consider each of the following risks and uncertainties, which we believe are the principal risks that Mtron faces and of which we are currently aware, and all of the other information in this information statement.  Some of the risks and uncertainties described below relate to Mtron’s business.  Other risks relate principally to the spin-off, the securities markets and the ownership of Mtron Common Stock.  If any of the following events actually occur, Mtron’s business, financial condition or results of operations, and the liquidity and trading price of Mtron Common Stock, could be materially adversely affected.  Additional risks and uncertainties that we do not presently know about or currently believe are not material may also adversely affect Mtron’s business, financial condition and results of operations.

Risks Relating to Our Business

We are dependent on a single line of business.

We are engaged only in the design, manufacture and marketing of standard and custom-engineered electronic components that are used primarily for the control of frequency and spectrum of signals in electronic circuits.  Until we diversify our product offerings, we will remain dependent on our single electronic components line of business.

Given our reliance on this single line of business, any decline in demand for this product line or failure to achieve continued market acceptance of existing and new versions of this product line may harm our business and financial condition.  Additionally, unfavorable market conditions affecting this line of business would likely have a disproportionate impact on us in comparison with certain competitors, who have more diversified operations and multiple lines of business.  Should this line of business fail to generate sufficient sales to support ongoing operations, there can be no assurance that we will be able to develop or acquire alternate business lines.

Our operating results vary significantly from period to period.

We experience fluctuations in our operating results.  Some of the principal factors that contribute to these fluctuations include changes in demand for our products; our effectiveness in managing manufacturing processes, costs and inventory; our effectiveness in engineering and qualifying new product designs with our OEM customers and in managing the risks associated with offering those new products into production; changes in the cost and availability of raw materials, which often occur in the electronics manufacturing industry and which affect our margins and our ability to meet delivery schedules; macroeconomic and served industry conditions; and events that may affect our production capabilities, such as labor conditions and political instability.  In addition, due to the prevailing economic climate and competitive differences between the various market segments which we serve, the mix of sales between our communications, networking, aerospace, defense, industrial and instrumentation market segments may affect our operating results from period to period.

Our acquisitions may reduce earnings, require it to obtain additional financing and expose it to additional risks.

Our business strategy includes future acquisitions of operating companies.  Some of these acquisitions may be material.  While we seek to make acquisitions in companies that provide opportunities for growth, our investments or acquisitions may not prove to be successful or, even if successful, may not initially generate income, or may generate income on an irregular basis or over a long time period.  Accordingly, our results of operations may vary significantly on a quarterly basis and from year to year as a result of acquisitions.  Acquisitions will also expose us to the risks of the businesses acquired.  Acquisitions entail numerous risks, including those involving:

•	Difficulties in integrating business operations and assimilating the acquired businesses’ management;
•	Unforeseen expenses or liabilities, which may lead losses;
•	Challenges associated with entering new markets in which we have no or limited prior experience;
•	Delays in achieving anticipated synergies and profitability;
•	The potential loss of key employees of acquired businesses;

•	The incurrence of significant due diligence expenses relating to acquisitions, including with respect to those that are not completed.

In addition, to the extent that operating businesses are acquired outside the United States or the State of Florida, there will be additional risks related to compliance with foreign regulations and laws including tax laws, labor laws, currency fluctuations and geographic economic conditions.

In addition, there may be significant competition for investments and acquisitions, which could increase the costs associated with the investments or acquisitions.  Substantial costs are incurred in connection with the evaluation of potential acquisition and investment opportunities whether or not the acquisitions or investments are ultimately consummated.  Further, funding of such investments or acquisitions may require additional debt or equity financing, which will subject us to the risks and uncertainties described in these risk factors with respect to those activities in the immediately following risk factors.  If we require additional financing in the future, the financing may not be available when needed or on favorable terms, if at all.

We have a large customer that accounts for a significant portion of our revenues, and the loss of this customer, or decrease in the customer’s demand for our products, could have a material adverse effect on our results of operations.

In 2020, our largest customer, a defense contract manufacturer, accounted for $5,324,000, or 17.8%, of our total revenues.  Our second largest customer in 2020, an electronics contract manufacturing company, accounted for $4,351,000, or 14.5%, of our total revenues.  The loss of either of these customers, or a decrease in their demand for our products, could have a material adverse effect on our results.

A relatively small number of customers account for a significant portion of our accounts receivable, and the insolvency of any of these customers could have a material adverse impact on our liquidity.

As of December 31, 2020, four of our largest customers accounted for approximately $1,856,000, or 46.0%, of accounts receivable.  The insolvency of any of these customers could have a material adverse impact on our liquidity.

Our order backlog may not be indicative of future revenues.

Our order backlog is comprised of orders that are subject to specific production release, orders under written contracts, oral and written orders from customers with which we have had long-standing relationships and written purchase orders from sales representatives.  Our customers may order products from multiple sources to ensure timely delivery when backlog is particularly long and may cancel or defer orders without significant penalty.  They also may cancel orders when business is weak and inventories are excessive.  As a result, we cannot provide assurances as to the portion of backlog orders to be filled in a given year, and our order backlog as of any particular date may not be representative of actual revenues for any subsequent period.

Our future rate of growth and profitability are highly dependent on the development and growth of the communications, networking, aerospace, defense, instrumentation and industrial markets, which are cyclical.

In 2020, the majority of our revenues were derived from sales to manufacturers of equipment for the defense, aerospace, instrumentation and industrial markets for frequency and spectrum control devices, including indirect sales through distributors and contract manufacturers.  During 2021 and 2022, we expect a significant portion of our revenues to continue to be derived from sales to these manufacturers.  Often OEMs and other service providers within these markets have experienced periods of capacity shortage and periods of excess capacity, as well as periods of either high or low demand for their products.  In periods of excess capacity or low demand, purchases of capital equipment may be curtailed, including equipment that incorporates our products.  A reduction in demand for the manufacture and purchase of equipment for these markets, whether due to cyclical, macroeconomic or other factors, or due to our reduced ability to compete based on cost or technical factors, could substantially reduce our net sales and operating results and adversely affect our financial condition.  Moreover, if these markets fail to grow as expected, we may be unable to maintain or grow our revenues.  The multiple variables which affect the communications, networking, aerospace, defense, instrumentation and industrial markets for our products, as well as the number of parties involved in the supply chain and manufacturing process, can impact inventory levels and lead to supply chain inefficiencies.  As a result of these complexities, we have limited visibility to forecast revenue projections accurately for the near and medium-term timeframes.

The market share of our customers in the communications, networking, aerospace, defense, instrumentation and industrial markets may change over time, reducing the potential value of our relationships with our existing customer base.

We have developed long-term relationships with our existing customers, including pricing contracts, custom designs and approved vendor status.  If these customers lose market share to other equipment manufacturers in the communications, networking, aerospace, defense, instrumentation and industrial markets with whom we do not have similar relationships, our ability to maintain revenue, margin or operating performance may be adversely affected.

If we are unable to introduce innovative products, demand for our products may decrease.

Our future operating results are dependent on our ability to develop, introduce and market innovative products continually, to modify existing products, to respond to technological change and to customize some of our products to meet customer requirements.  There are numerous risks inherent in this process, including the risks that we will be unable to anticipate the direction of technological change or that it will be unable to develop and market new products and applications in a timely or cost-effective manner to satisfy customer demand.

Our markets are highly competitive, and we may lose business to larger and better-financed competitors.

Our markets are highly competitive worldwide, with low transportation costs and few import barriers.  We compete principally on the basis of product quality and reliability, availability, customer service, technological innovation, timely delivery and price.  Within the industries in which we compete, competition has become increasingly concentrated and global in recent years.

Many of our major competitors, some of which are larger than us, and potential competitors have substantially greater financial resources and more extensive engineering, manufacturing, marketing and customer support capabilities.  If we are unable to successfully compete against current and future competitors, our operating results will be adversely affected.

Our success depends on our ability to retain key management and technical personnel and attracting, retaining, and training new technical personnel.

Our future growth and success will depend in large part upon our ability to recruit highly-skilled technical personnel, including engineers, and to retain our existing management and technical personnel.  The labor markets in which we operate are highly competitive and some of our operations are not located in highly populated areas.  As a result, we may not be able to recruit and retain key personnel.  Our failure to hire, retain or adequately train key personnel could have a negative impact on our performance.

We purchase certain key components and raw materials from single or limited sources and could lose sales if these sources fail to fulfill our needs for any reason, including the inability to obtain these key components or raw materials due to the COVID-19 outbreak.

If single-source components or key raw materials were to become unavailable on satisfactory terms, and we could not obtain comparable replacement components or raw materials from other sources in a timely manner, our business, results of operations and financial condition could be harmed.  On occasion, one or more of the components used in our products have become unavailable, resulting in unanticipated redesign and related delays in shipments.  The COVID-19 outbreak has caused a global pandemic that has disrupted supply chains and the ability to obtain components and raw materials around the world for all companies, including Mtron.  We cannot give assurance that we will be able to obtain the necessary components and raw materials necessary to conduct our business during the COVID-19 pandemic, and we also cannot give assurance that similar delays will not occur in the future.  In addition, our suppliers may be impacted by compliance with environmental regulations including RoHS and Waste Electrical and Electronic Equipment (“WEEE”), which could disrupt the supply of components or raw materials or cause additional costs for us to implement new components or raw materials into our manufacturing processes.

As a supplier to U.S. Government defense contractors, we are subject to a number of procurement regulations and other requirements and could be adversely affected by changes in regulations or any negative findings from a U.S. Government audit or investigation.

A number of our customers are U.S. Government contractors.  As one of their suppliers, we must comply with significant procurement regulations and other requirements.  Under applicable federal regulations for defense contractors, we are required to comply with the Cybersecurity Maturity Model Certification (“CMMC”) program in the next several years and other similar cybersecurity requirements.  We also maintain registration under the International Traffic in Arms Regulations for all of our production facilities.  One of those production facilities must comply with additional requirements and regulations for our production processes and for selected personnel in order to maintain the security of classified information.  These requirements, although customary within these markets, increase our performance and compliance costs.  If any of these various requirements change, our costs of complying with them could increase and reduce our operating margins.  To the extent that we are unable to comply with the CMMC or other requirements, our business with the Department of Defense or our prime customers could be at risk.

We operate in a highly regulated environment and are routinely audited and reviewed by the U.S. Government and its agencies such as the Defense Contract Audit Agency and Defense Contract Management Agency.  These agencies review our performance under our contracts, our cost structure and our compliance with applicable laws, regulations, and standards, as well as the adequacy of, and our compliance with, our internal control systems and policies.  Systems that are subject to review include our purchasing systems, billing systems, property management and control systems, cost estimating systems, compensation systems and management information systems.

Any costs found to be improperly allocated to a specific contract will not be reimbursed or must be refunded if already reimbursed.  If an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business as a supplier to contractors who sell products and services to the U.S. Government.  In addition, our reputation could be adversely affected if allegations of impropriety were made against us.

From time to time, we may also be subject to U.S. Government investigations relating to our or our customers’ operations and products, and we and our customers are expected to perform in compliance with a vast array of federal laws, including the Truth in Negotiations Act, the False Claims Act, the International Traffic in Arms Regulations promulgated under the Arms Export Control Act, and the Foreign Corrupt Practices Act.  We or our customers may be subject to reductions of the value of contracts, contract modifications or termination, and the assessment of penalties and fines, which could negatively impact our results of operations and financial condition, or result in a diminution in revenue from our customers, if we or our customers are found to have violated the law or are indicted or convicted for violations of federal laws related to government security regulations, employment practices or protection of the environment, or are found not to have acted responsibly as defined by the law.  Such convictions could also result in suspension or debarment from serving as a supplier to government contractors for some period of time.  Such convictions or actions could have a material adverse effect on us and our operating results.  The costs of cooperating or complying with such audits or investigations may also adversely impact our financial results.

Our products are complex and may contain errors or design flaws, which could be costly to correct.

When we release new products, or new versions of existing products, they may contain undetected or unresolved errors or defects.  The vast majority of our products are custom designed for requirements of specific OEM systems.  The expected business life of these products ranges from less than one year to more than 10 years depending on the application.  Some of the customizations are modest changes to existing product designs while others are major product redesigns or new product platforms.

Despite testing, errors or defects may be found in new products or upgrades after the commencement of commercial shipments.  Undetected errors and design flaws have occurred in the past and could occur in the future.  These errors could result in delays, loss of market acceptance and sales, diversion of development resources, damage to our reputation, product liability claims and legal action by our customers and third parties, failure to attract new customers and increased service costs.

Communications and network infrastructure equipment manufacturers increasingly rely upon contract manufacturers, thereby diminishing our ability to sell our products directly to those equipment manufacturers.

There is a continuing trend among communications and network infrastructure equipment manufacturers to outsource the manufacturing of their equipment or components.  As a result, our ability to persuade these OEMs to utilize our products in customer designs could be reduced and, in the absence of a manufacturer’s specification of our products, the prices that we can charge for them may be subject to greater competition.

Future changes in our environmental liability and compliance obligations may increase costs and decrease profitability.

Our present and past manufacturing operations, products, and/or product packaging are subject to environmental laws and regulations governing air emissions, wastewater discharges, and the handling, disposal and remediation of hazardous substances, wastes and other chemicals.  In addition, more stringent environmental regulations may be enacted in the future, and we cannot presently determine the modifications, if any, in our operations that any future regulations might require, or the cost of compliance that would be associated with such regulations.

Environmental laws and regulations may cause us to change our manufacturing processes, redesign some of our products, and change components to eliminate some substances in our products in order to be able to continue to offer them for sale.

We have significant international operations and sales to customers outside of the United States that subject us to certain business, economic and political risks.

We have office and manufacturing space in Noida, India, and a sales office in Hong Kong.  Additionally, foreign revenues for 2020 (primarily relating to Malaysia) accounted for 24.3% of our 2020 consolidated revenues.  We anticipate that sales to customers located outside of the United States will continue to be a significant part of our revenues for the foreseeable future.  Our international operations and sales to customers outside of the United States subject our operating results and financial condition to certain business, economic, political, health, regulatory and other risks, including but not limited to:

•	Political and economic instability in countries in which our products are manufactured and sold;
•	Expropriation or the imposition of government controls;
•	Responsibility to comply with anti-bribery laws such as the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws in other jurisdictions;
•	Sanctions or restrictions on trade imposed by the United States Government;
•	Export license requirements;
•	Trade restrictions;
•	Currency controls or fluctuations in exchange rates;
•	High levels of inflation or deflation;
•	Difficulty in staffing and managing non-U.S. operations;
•	Greater difficulty in collecting accounts receivable and longer payment cycles;
•	Changes in labor conditions and difficulties in staffing and managing international operations;
•	The impact of the current COVID-19 outbreak; and
•	Limitations on insurance coverage against geopolitical risks, natural disasters and business operations.

Additionally, to date, very few of our international revenue and cost obligations have been denominated in foreign currencies.  As a result, changes in the value of the United States dollar relative to foreign currencies may affect our competitiveness in foreign markets.  We do not currently engage in foreign currency hedging activities, but may do so in the future to the extent that we incur a significant amount of foreign-currency denominated assets or liabilities.

We rely on information technology systems to conduct our business, and disruption, failure or security breaches of these systems could adversely affect our business and results of operations.

We rely on information technology (“IT”) systems in order to achieve our business objectives.  We also rely upon industry accepted security measures and technology to securely maintain confidential information maintained on our IT systems.  However, our portfolio of hardware and software products, solutions and services and our enterprise IT systems may be vulnerable to damage or disruption caused by circumstances beyond our control such as catastrophic events, power outages, natural disasters, computer system or network failures, computer viruses, cyber-attacks or other malicious software programs.  The failure or disruption of our IT systems to perform as anticipated for any reason could disrupt our business and result in decreased performance, significant remediation costs, transaction errors, loss of data, processing inefficiencies, downtime, litigation and the loss of suppliers or customers.  A significant disruption or failure could have a material adverse effect on our business operations, financial performance and financial condition.

Cybersecurity risks and cyber incidents may adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships, all of which could negatively impact our financial results.

A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources.  These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption.  The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation and damage to customer relationships.  As our reliance on technology increases, so will the risks posed to our information systems, both internal and those we outsource.  There is no guarantee that any processes, procedures and internal controls we have implemented or will implement will prevent cyber intrusions, which could have a negative impact on our financial results, operations, business relationships or confidential information.

If we fail to correct any material weakness that our independent registered public accounting firm identifies in our internal control over financial reporting or otherwise fail to maintain effective internal control over financial reporting, we may not be able to report our financial results accurately and timely, in which case our business may be harmed, investors may lose confidence in the accuracy and completeness of our financial reports and the price of our common stock may decline.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting and for evaluating and reporting on our system of internal control.  Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  We are required to comply with the Sarbanes-Oxley Act and other rules that govern public companies.

If we identify material weaknesses in our internal control over financial reporting in the future, if we cannot comply with the requirements of the Sarbanes-Oxley Act in a timely manner or attest that our internal control over financial reporting is effective, or if our independent registered public accounting firm cannot express an opinion as to the effectiveness of our internal control over financial reporting when required, we may not be able to report our financial results accurately and timely.  As a result, investors, counterparties and consumers may lose confidence in the accuracy and completeness of our financial reports.  Accordingly, access to capital markets and perceptions of our creditworthiness could be adversely affected, and the market price of our common stock could decline.  In addition, we could become subject to investigations by the stock exchange on which our securities are listed, the Securities and Exchange Commission (the “SEC”) or other regulatory authorities, which could require additional financial and management resources.  These events could have a material and adverse effect on our business, operating results, financial condition and prospects.

The ongoing effects of the COVID-19 pandemic and associated global economic disruption and uncertainty have affected, and may further affect, our business, results of operations and financial condition.

Our results of operations are affected by certain economic factors, including the downturn in the avionics market and closure of our facilities located in Noida, India on March 23, 2020.  This facility resumed limited operations on May 7, 2020 and was in full operation at the end of June 2020.  The broader implications of the COVID-19 pandemic on our results of operations and overall financial performance remain uncertain as well as the extent to which it will affect our revenues and earnings.  Although we believe that after the spin-off we will have sufficient liquidity and capital resources to effectively continue operations for the foreseeable future, continued deterioration of worldwide credit and financial markets may limit our ability to raise capital and financing may not be available to us in sufficient amounts, on acceptable terms, or at all.  If we are unable to access sufficient capital on acceptable terms, our business could be adversely impacted.

In an effort to protect the health and safety of our employees, we implemented various measures to reduce the impact of COVID-19 across our organization, while also working to maintain business continuity.  Consistent with government guidelines and mandates, these initiatives included the adoption of social distancing policies, work-at-home arrangements, and suspending employee travel.  Currently, while a few of our administrative employees are working remotely from home in an effort to reduce the spread of the virus, most of our employees are unable to work from home as we are primarily a manufacturer of products for the defense and aerospace industries and our employees’ work must be performed within a controlled environment.  A decline in the health and safety of our employees, including key employees, or material disruptions to their ability to work either remotely or at one of our manufacturing facilities, could negatively affect our ability to operate our business normally and have a material adverse impact on our results of operations or financial condition.

To the extent that COVID-19 continues to spread and affect the employee base or operations of our materials providers, disruptions in the provision of, or the inability to provide, materials to us could negatively impact our business operations.

We may issue additional securities and incur additional indebtedness at our company or our subsidiaries.

We may in the future seek to raise funds through the issuance of debt or equity securities.  There is generally no restriction on our ability to issue debt or equity securities, which are pari passu or have a preference over its common stock.  After the spin-off, authorized but unissued shares of our capital stock will be available for issuance from time to time at the discretion of our board of directors, and any such issuance may be dilutive to our stockholders.

Substantial sales of Mtron Common Stock could adversely affect the market prices of such securities.

Substantial sales of Mtron Common Stock, including sales of shares by significant stockholders and management, could adversely affect the market prices of such shares.  Management has in the past and may in the future enter into Rule 10b5-1 plans pursuant to which a significant number of shares are sold into the open market.

Risks Relating to the Spin-Off

We may be unable to achieve some or all of the expected benefits of the spin-off, and the spin-off may adversely affect our business.

As a new, publicly-traded company, we may be more susceptible to market fluctuations and other adverse events attendant to our separation from the Company.  Our performance may not meet expectations for a variety of reasons.  As a subsidiary of the Company, we enjoyed certain benefits, including economies of scope and scale in costs, employees and business relationships.  These benefits may not be as readily achievable as a stand-alone company.  There can be no assurance that the spin-off will not adversely affect our business.

The distribution of Mtron Common Stock may not qualify for tax-free treatment.

There is a risk that the distribution may not qualify for tax-free treatment and, accordingly, will be a taxable transaction to the Company’s stockholders.  While the distribution is intended to be tax-free under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), and while we believe that the Company’s stockholders should not recognize gain or loss as a result of the distribution and that no amount should be included in their income as a result of the distribution for U.S. federal income tax purposes, the Company has not obtained, and does not expect to obtain, a tax opinion with respect to the tax consequences of the spin-off.  Furthermore, neither the Company nor Mtron has applied or will apply for a private letter ruling from the Internal Revenue Service (the “IRS”) with respect to the tax consequences of the distribution.  Accordingly, there can be no assurance that the IRS or another taxing authority will not assert that the distribution is taxable to the Company, Mtron or the Company’s stockholders.  If the distribution is determined to be taxable for U.S. federal income tax purposes, the receipt of Mtron Common Stock in the spin-off is expected to be treated as a distribution of property in an amount equal to the fair market value of the stock received.  We believe that a reasonable approach to determine the fair market value of the shares of Mtron Common Stock received would be to use the volume-weighted average price of Mtron Common Stock on the first full trading day following the distribution.  In such circumstances, the distribution of Mtron Common Stock in the spin-off would be treated as ordinary dividend income to the extent considered paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles).  Distributions in excess of the Company’s current year and accumulated earnings and profits will be treated as a non-taxable return of capital, which reduces basis, to the extent of the holder’s basis in its shares of the Company’s common stock, as applicable, and thereafter as capital gain.  The amount of those earnings and profits is not determinable at this time because it will depend on the Company’s income for the entire tax year in which the distribution occurs.  For more information regarding the potential U.S. federal income tax consequences to you of the distribution, see the section entitled “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off.”

Our ability to meet our capital needs may be harmed by the loss of financial support from the Company, and we may not be able to obtain funds necessary to operate our business.

Our ability to meet our capital needs, which turn on our financial condition and future prospects, may be harmed after the completion of the spin-off, and we will not be able to access financial support from the Company following the spin-off.  To the extent we seek funds through accessing equity or debt capital markets, as a standalone company, the cost of financing will depend on many factors, among other things, such as our performance and financial market conditions generally.  Accordingly, we may not be able to obtain financing or otherwise raise funds necessary to operate our business on favorable terms, or at all.  If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay or scale back our acquisition activity and planned capital expenditures, which could adversely impact our business and prospects.  In addition, to the extent debt financing, if available, is obtained, we may be subject to operating and financial covenants that may restrict our operations and if we cannot generate sufficient cash flow from operations to meet future debt payment obligations, we may be required to attempt to restructure or refinance such debt, raise additional capital or take other actions such as selling assets, or reducing or delaying capital expenditures.  There is no assurance that we will be able to effect any such actions or do so on satisfactory terms, if at all, or that such actions would be permitted by the terms of our indebtedness.  Further, to the extent that we raise additional funds by issuing equity securities, our stockholders would experience dilution, which may be significant and could cause the market price of Mtron Common Stock to decline.

Mtron may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as a separate, publicly traded company, and we may experience increased costs after the spin-off.

Following the spin-off, the Company will have no obligation to provide us with assistance other than the obligations and services contained in the agreements between the Company and Mtron relating to the spin-off, including the Separation and Distribution Agreement and other agreements described under “The Spin-Off – Relationship Between Mtron and the Company.” These services do not include every service that we have received from the Company in the past, and the Company is only obligated to provide the services for limited periods following completion of the spin-off.  The agreements relating to such services and to the spin-off were agreed to prior to the spin-off, at a time when our business was still operated as part of the Company’s organization, and we did not have an independent board of directors or management team representing our interests with respect to such agreements.

Following the spin-off and the expiration of the aforementioned agreements, we will need to provide internally or obtain from unaffiliated third parties the services we will no longer receive from the Company.  These services may include, without limitation, legal, accounting, information technology, human resources and other infrastructure support, the effective and appropriate performance of which may be critical to our operations. We may be unable to replace these services in a timely manner or on terms and conditions as favorable as those received from the Company.  We may be unable to successfully establish the infrastructure or implement the changes necessary to operate independently, or may incur additional costs that could adversely affect us.  If we fail to obtain the quality of services necessary to operate effectively or incur greater costs in obtaining these services, our business, financial condition and results of operations may be adversely affected.

As a public company, we will be subject to the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  These requirements may place a strain on our systems and resources.  The Exchange Act requires that we file reports and statements with the SEC, including annual, quarterly and current reports.  Under the Sarbanes-Oxley Act, we must maintain effective disclosure controls and procedures and internal control over financial reporting, which requires significant resources and management oversight.  We intend to implement additional procedures and processes to address the standards and requirements applicable to public companies, but these procedures may not be successful and the costs associated with compliance may be greater than anticipated.

We do not have an operating history as a standalone company apart from the Company’s organization, and our historical and pro forma financial information may not be a reliable indicator of our future results.

The historical financial information Mtron has included in this information statement has been derived from the Company’s consolidated financial statements and accounting records and does not necessarily reflect what our financial position, results of operations and cash flows would have been had Mtron been a separate, stand-alone entity during the periods presented.  The Company did not account for Mtron, and Mtron was not operated, as a separate, stand-alone company for the periods presented.  Actual costs that may have been incurred if Mtron had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure, and materiality thresholds would have been significantly lower.  In addition, the historical information may not be indicative of what our results of operations, financial position and cash flows will be in the future.  For example, following the spin-off, changes may occur in our cost structure, debt financing and interest expense, funding and operations, including changes in our tax structure, and we will incur increased costs associated with being a stand-alone public company.

Additionally, in preparing the unaudited pro forma combined financial statements contained in this information statement, Mtron based the pro forma adjustments on available information and assumptions that Mtron believes are reasonable and factually supportable; however, the assumptions may prove not to be accurate.  Also, our unaudited pro forma combined financial statements do not give effect to various ongoing additional costs Mtron may incur in connection with being a stand-alone public company.  Accordingly, the unaudited pro forma combined financial statements do not reflect what our financial condition, results of operations or cash flows would have been as a stand-alone public company and is not necessarily indicative of our future financial condition or results of operations.

The spin-off could give rise to disputes or other unfavorable effects, which could have a material adverse effect on our business, financial position and results of operations.

Disputes with third parties could arise out of the distribution, and we could experience unfavorable reactions to the distribution from employees, investors, or other interested parties.  These disputes and reactions could have a material adverse effect on our business, financial position, and results of operations.  In addition, following the spin-off, disputes between Mtron and the Company could arise in connection with the Separation and Distribution Agreement and other agreements to be entered into between Mtron and the Company in connection with the spin-off as described under “The Spin-Off – Relationship Between Mtron and the Company.”

We may have been able to receive better terms from unaffiliated third parties than the terms provided in our agreements with the Company.

The agreements related to our separation from the Company were negotiated in the context of our separation from the Company while we were still a wholly-owned subsidiary.  Accordingly, they may not reflect terms that would have been reached between unaffiliated parties.  The terms of the agreements we negotiated in the context of the separation related to, among other things, indemnities and other obligations between the Company and Mtron.  Had these agreements been negotiated with unaffiliated third parties, they might have been more favorable to Mtron.

Our potential indemnification obligations pursuant to the Separation and Distribution Agreement could have material adverse effects.

Under the Separation and Distribution Agreement, we have an obligation to indemnify the Company [for liabilities associated with our business] and any breach of our obligations under the Separation and Distribution Agreement and other agreements to be entered into between Mtron and the Company in connection with the spin-off as described under “The Spin-Off – Relationship between Mtron and the Company.” The costs associated with any such indemnification could be significant and have a material adverse effect on our results and financial condition.

Our current or prospective customers, suppliers or other companies with whom we conduct business may need assurances that our financial condition on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.

Our customers, suppliers or other companies with whom we conduct business may need assurances that our financial condition on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.  If any of them are not satisfied with our financial stability and cease doing business with Mtron, our business, financial condition and results of operations could be materially adversely affected.

After the separation, certain of our directors and officers may have actual or potential conflicts of interest because of their positions or relationships with the Company.

After the separation, Marc J. Gabelli will serve as our non-executive chairman of the board and will also serve as chairman of the board and chief executive officer of the Company and Michael J. Ferrantino will serve as our chief executive officer and as a director of the board and also as a director of the Company.  Such dual roles could create, or appear to create, potential conflicts of interest when the Company and our officers and directors face decisions that could have different implications for the two companies.

In addition, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between the Company and Mtron regarding the terms of the agreements governing the separation and the relationship thereafter between the companies.  The Company’s executive officers and other personnel who serve as directors or executive management of Mtron may interpret these agreements in their capacity as the Company’s employees in a manner that would adversely affect the business of Mtron.

The aggregate post-distribution value of the Mtron Common Stock and the Company’s common stock may not equal or exceed the pre-spin-off value of the Company’s common stock.

After the spin-off, the Company’s common stock will continue to be listed and traded on the NYSE American under the symbol “LGL.” The Mtron Common Stock is expected to be listed on the NYSE American under the symbol “MPTI.” We cannot assure you that the combined value of the Company’s common stock and Mtron Common Stock after the spin-off will be equal to or greater than the value of the Company’s common stock prior to the spin-off.  Until the market has fully evaluated the business of the Company without the business of Mtron, the value of the Company’s common stock may fluctuate significantly.  Similarly, until the market has fully evaluated the business of Mtron, the value of Mtron Common Stock may fluctuate significantly.

Risks Relating to Mtron Common Stock

There is no existing market for Mtron Common Stock and an active trading market may not develop or be sustained after the spin-off.  If the price of Mtron Common Stock fluctuates significantly following the spin-off, stockholders could incur substantial loss of their investment.

There currently is no public market for Mtron Common Stock and there can be no assurance that an active trading market will develop as a result of the spin-off or be sustained in the future.  The lack of an active market may make it more difficult for you to sell your stock and could lead to the price of the stock being depressed or more volatile.  The price at which Mtron Common Stock may trade after the spin-off cannot be predicted.  The price of Mtron Common Stock could fluctuate widely in response to:

•	our quarterly and annual operating results;
•	changes in our business and the market’s perception of our business;
•	changes in the businesses, earnings estimates or market perceptions of our competitors or customers;
•	changes in our key personnel;
•	changes in general market or economic conditions; and
•	changes in the legislative or regulatory environment.

In addition, the stock market has at times experienced extreme price and volume fluctuations that have significantly affected the quoted prices of securities.  The changes often appear to occur without regard to specific operating performance.  The price of Mtron Common Stock could fluctuate based upon factors that have little or nothing to do with our business or our performance, and these fluctuations could materially reduce the price of Mtron Common Stock.

Substantial sales of Mtron Common Stock may occur in connection with the spin-off, which could cause the price of the common stock to decline.

Other than stockholders that are affiliates of the Company, stockholders of the Company receiving shares of Mtron Common Stock in the distribution generally may sell those shares immediately in the public market.  The Company’s stockholders may decide to sell the shares received in the distribution for any reason, including if, among other things, if Mtron Common Stock does not fit their investment objectives.  Sales of significant amounts of Mtron Common Stock or a perception in the market that such sales will occur may reduce the market price of the stock.

Mario J. Gabelli’s and Marc J. Gabelli’s stock ownership position may adversely affect the market price of Mtron Common Stock.

Mario J. Gabelli and Marc J. Gabelli will have the same beneficial ownership and voting interest in Mtron immediately following the spin-off as they have with respect to the Company immediately prior to the spin-off; they will beneficially own 1,042,612 and 844,883 shares, respectively, which in the aggregate represents 35.2% of the total outstanding shares of the Company’s common stock.  The Company’s officers, directors and 10% or greater stockholders control approximately 43.7% of the voting power of the outstanding shares of the Company’ common stock.  These Company stockholders will have the same voting power with respect to Mtron and will have a significant influence in the election of directors and the vote on any other matter presented for approval by our stockholders.  This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of Mtron Common Stock.  This concentration of ownership may not be in the best interests of all of our stockholders.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of the Company more difficult, which acquisition may be beneficial to our stockholders.

Provisions in our certificate of incorporation and by-laws, as well as provisions of the Delaware General Corporation Law (“DGCL”), may discourage, delay or prevent a merger, acquisition or other change in control of the Company, even if such a change in control would be beneficial to our stockholders.  These provisions include prohibiting our stockholders from fixing the number of directors and establishing advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our board of directors.

Additionally, Section 203 of the DGCL prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with Mtron for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.  Mtron has not opted out of the restrictions under Section 203, as permitted under DGCL.

Our certificate of incorporation will contain an exclusive forum provision, which could impair the ability of stockholders to obtain a favorable judicial forum for certain disputes with us or our directors, officers or other employees and be cost-prohibitive to stockholders.

Our certificate of incorporation will contain an exclusive forum provision which provides that, unless our board of directors consents to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over an action or proceeding, then another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware) will be the sole and exclusive forum for “Covered Proceedings,” which include: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees, agents and stockholders to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or bylaws; and (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware.  To the extent within the categories set forth in the preceding sentence, Covered Proceedings include causes of action under the Securities Act.  The exclusive forum provision will also provide that if any Covered Proceeding is filed in a court other than a court located within the State of Florida in the name of any stockholder, then such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Florida in connection with any action brought in any such court to enforce the exclusive forum provision and (b) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the action as agent for such stockholder.  Notwithstanding the foregoing, stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

The exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees or be cost-prohibitive to stockholders, which may discourage such lawsuits against us and our directors, officers and other employees.  However, there is uncertainty regarding whether a court would enforce the exclusive forum provision.  If a court were to find the exclusive forum provision to be inapplicable or unenforceable in an action, Mtron may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our financial condition and operating results.

We do not plan to pay dividends on our common stock.

Our dividend policy will be established by our board of directors based on our financial condition, results of operations and capital requirements, as well as other business considerations that the board considers relevant.  Further, the terms of our indebtedness may limit or prohibit the payments of dividends.  We do not currently anticipate paying any cash dividends for the foreseeable future.

Utilizing the reduced disclosure requirements applicable to Mtron may make Mtron Common Stock less attractive to investors.

Mtron qualifies as an “emerging growth the company” and is therefore eligible to utilize certain reduced reporting and other requirements that are otherwise applicable generally to public companies.  Pursuant to these reduced disclosure requirements, Mtron is not required to, among other things, provide certain disclosures regarding executive compensation, hold stockholder advisory votes on executive compensation or obtain stockholder approval of any golden parachute payments, and Mtron has reduced financial disclosure obligations.  Mtron may remain an emerging growth company for up to five full fiscal years following the spin-off.  Mtron would cease to be an emerging growth company, and, therefore, become ineligible to rely on the above exemptions, if it (a) has more than $1.07 billion in annual revenue in a fiscal year, (b) issue more than $1 billion of non-convertible debt over a three-year period or (c) become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur after: (i) we have filed at least one annual report; (ii) we have been an SEC-reporting company for at least 12 months; and (iii) the market value of Mtron Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter (June 30).  We cannot predict if investors will find Mtron Common Stock less attractive because we may rely on these exemptions.

Mtron also qualifies as a “smaller reporting company” under the Exchange Act in which case Mtron would be eligible to utilize the reduced disclosure requirements available to smaller reporting companies even after Mtron ceases to be an emerging growth company.  The reduced disclosure requirements available to smaller reporting companies are similar to those available to emerging growth companies, including reduced financial and executive compensation disclosures.  Under current SEC rules, Mtron will be a smaller reporting company if, as of the end of the second fiscal quarter following the completion of the spin-off (the quarter ending June 30, 2022 assuming the spin-off is completed prior to such date), the total market value of our common equity securities held by non-affiliates is less than $200 million.

Mtron intends to utilize the reduced reporting requirements and available exemptions for so long as we are permitted to do so.  Investors may find Mtron Common Stock to be less attractive as a result of our utilization of the reduced disclosure requirements and exemptions, which may have a material, adverse effect on the trading market and market price of Mtron Common Stock.

Cautionary Statement Regarding Forward-Looking Statements

This information statement and other materials that Mtron has filed, or will file, with the SEC contain, or will contain, “forward-looking statements.” Forward-looking statements are those that do not relate strictly to historical or current facts and can be identified by use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “believes,” “will,” “should,” “would,” “may,” “could” or the negative of these terms or similar expressions or future or conditional verbs.  Forward-looking statements include, among others, statements relating to our future financial performance, business prospects and strategy, anticipated financial position, liquidity and capital needs, market potential, and other events or developments that Mtron expects or anticipates will occur in the future and statements expressing general views about future operating results or conditions.  These statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are impossible or difficult to predict.  Our actual results may differ materially from those expressed in, or implied by, the forward-looking statements as a result of various factors, including, without limitation, those set forth below.

With respect to Mtron generally, the various factors include, but are not limited to:

•

risks and uncertainties relating to public health issues, including, in particular, the COVID-19 pandemic, as it is not currently possible to accurately assess the expected duration and effects of the pandemic on our business (these include required closures of retail locations, business restrictions, “shelter in place” and “stay at home” orders and advisories, volatility in the global and national economies and equity, credit, and commodities markets, worker absenteeism, quarantines, and other health-related restrictions; the duration and severity of the COVID-19 pandemic and the impact on demand for our products and services, levels of business confidence, and supply chains; actions governments, businesses, and individuals take in response to the pandemic and their impact on economic activity and business investment and spending, which will impact our ability to successfully carry out business operations; the pace of recovery when the COVID-19 pandemic subsides; competitive conditions; our liquidity and the availability of capital; the effects and duration of steps Mtron takes in response to the COVID-19 pandemic; the risk of heightened litigation as a result of actions taken in response to the COVID-19 pandemic; and the impact of the COVID-19 pandemic on businesses, and their views towards the industries in which Mtron operates);

•

risks and uncertainties affecting us and our results, operations, markets, products, services and business strategies, and the risks and uncertainties associated with our ability to successfully implement our currently anticipated plans, and our ability to generate earnings under the current business strategy;

•	risks associated with acquisitions, asset or subsidiary dispositions, or debt or equity financings which Mtron may consider or pursue from time to time;
•	risks of cybersecurity threats, including the potential misappropriation of assets or confidential information, corruption of data or operational disruptions;
•

the updating of, and developments with respect to, technology, including the cost involved in updating our technology and the impact that any failure to keep pace with developments in technology could have on our operations or competitive position and our information technology expenditures may not result in the expected benefits;

•	our ability to compete effectively in the highly competitive industries in which it operates;
•	our ability to maintain the integrity of internal or customer data, the failure of which could result in damage to our reputation and/or subject us to costs, fines or lawsuits;
•	our relationships with key customers and suppliers may be materially diminished or terminated;
•

the preparation of financial statements in accordance with GAAP involves making estimates, judgments and assumptions, and any changes in estimates, judgments and assumptions used could have a material adverse impact on the financial condition and operating results of us or our subsidiaries;

•	the impact on our consolidated financial statements and internal control over financial reporting of the adoption of new accounting standards;

•	audits of our or our subsidiaries’ federal or state tax returns, including that they may result in the imposition of additional taxes;
•	damage to the reputation of Mtron or any of its subsidiaries could harm our business, financial condition and results of operations;
•

our business is subject to various governmental regulations, laws and orders, compliance with which may cause Mtron to incur significant expenses, and any noncompliance could subject Mtron to civil or criminal penalties or other liabilities;

•

the outcome of litigation, inquiries, investigations, examinations or other legal proceedings is inherently uncertain and could subject Mtron to significant monetary damages or restrictions on our ability to do business;

•	environmental liabilities and their impact on our financial condition and operating results;
•	risks that natural disasters and other acts of god may adversely impact our financial condition and operating results; and
•

any damage to physical assets or interruption of access to physical assets or operations resulting from public health issues, such as the recent coronavirus outbreak, or from hurricanes, earthquakes, fires, floods, windstorms or other natural disasters, which may increase in frequency or severity due to climate change or other factors.

Risks and uncertainties related to the spin-off include, but are not limited to:

•	the risk that some or all of the anticipated benefits related to the spin-off may not be achieved when or to the extent expected, or at all;
•	the risk that Mtron may need additional capital in the future; however, such capital may not be available to Mtron on reasonable terms, if at all;
•

our historical and pro forma financial information is not necessarily representative of the results Mtron would have achieved as a separate, publicly-traded company and may not be a reliable indicator of its future results;

•	the spin-off could give rise to disputes or other unfavorable effects, which could have a material adverse effect on our business, financial position and results of operations; and
•

Mtron and the Company may be required to indemnify each other for certain liabilities; however, there can be no assurance that any indemnities from the Company will be sufficient to insure Mtron against the full amount of such liabilities or that the Company’s ability to satisfy its indemnification obligations will not be impaired in the future, and any indemnification obligations Mtron may have could materially adversely affect our results and financial condition;

•

no market for Mtron Common Stock currently exists and an active trading market may not develop or be sustained after the spin-off and the price of Mtron Common Stock, once publicly-traded, may be volatile, including until the public is able to fully analyze our business, operations and results separate from the Company; and

•

adverse conditions in the stock market, the public debt market and other capital markets or the economy generally, and the impact of such conditions on our activities and results, and the price and liquidity of Mtron Common Stock.

In addition to the foregoing, reference is made to the other risks and uncertainties inherent to our business and activities, including those discussed under “Risk Factors” and elsewhere in this information statement.  These and other factors disclosed in this information statement are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in or implied by any of the forward-looking statements.  Other unknown or unpredictable factors could cause our actual results to differ materially from those expressed in or implied by any of the forward-looking statements.  Given these uncertainties, you are cautioned not to place undue reliance on forward-looking statements.  These statements should be considered only after carefully reading this entire information statement and in conjunction with the other information contained herein.

The forward-looking statements contained in this information statement are made only as of the date of this information statement.  Except to the extent required by law, we do not undertake, and specifically disclaim any obligation, to update any forward-looking statements or to publicly announce the results of any revisions to any of such statements, including to reflect future events or developments.  In addition, past performance may not be indicative of future results, and comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, and all such information should only be viewed as historical data.

You should read this information statement and the materials that we reference in this information statement and have filed with the SEC as exhibits to the registration statement on Form 10 of which this information statement is a part with the understanding that our actual future results, levels of activity, performance, and events and circumstances may be materially different from what we expect.  We qualify all forward-looking statements by these cautionary statements.

The Spin-Off

Reasons for the Spin-off

The Company’s Board of Directors has determined that the separation of Mtron from the Company is in the best interests of the Company’s stockholders.  The Company’s Board of Directors believes that the separation will, among other things:

•

allow each company to pursue its own distinct business strategy and optimal capital allocation policy, independent of the other, which would better position each company to maximize value over the long-term;

•	permit each company to tailor its strategic plans and pursue growth opportunities consistent with the key commercial markets served by each company, respectively;
•	enable each company to more efficiently raise and allocate capital, including through debt or equity offerings, based on the fundamentals of their separate business;
•	provide each company with greater flexibility to use stock as a currency for mergers, acquisitions and joint ventures;
•	provide the Company’s current stockholders with equity investments in two separate, publicly traded companies, including that reflect risks and prospects of their underlying respective businesses; and
•	enable investors to make investment decisions based on each company’s individual performance and potential, and enhance the likelihood that the market will value each company appropriately.

Mechanics of the Spin-off

The Company is the owner of all of the issued and outstanding shares of Mtron Common Stock.  The spin-off will be effected through the pro rata distribution by the Company to its stockholders of 100% of the shares of Mtron Common Stock held by the Company.  As a stockholder of the Company, you will receive one share of Mtron Common Stock for each share of the Company’s common stock held of record by you as of 5:00 P.M., Eastern time, on [•] [•], 2022 (such time and date being referred to as the “record date” for the distribution).  The spin-off will not impact your holdings of the Company’s common stock and, accordingly, your proportionate interest in the Company will not change as a result of the spin-off.  The distribution is intended to be tax-free for U.S. federal income tax purposes.  See “Material U.S. Federal Income Tax Consequences of the Spin-Off” below.

Based on the number of shares of the Company’s common stock expected outstanding as of the record date, we expect that 5,365,256 shares of Mtron Common Stock will be distributed in the spin-off.  However, the actual number of shares of Mtron Common Stock to be distributed in the spin-off will be determined based on the actual number of shares of the Company’s common stock outstanding as of the record date.

On or before the distribution date, the Company will release the shares of Mtron Common Stock to the distribution agent to distribute to the Company’s stockholders.  The shares will be distributed in book-entry form, which means that no physical share certificates will be issued.  We expect that it may take the distribution agent up to one week following the distribution date to electronically issue shares of Mtron Common Stock to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form.

No stockholder will be required to pay any consideration, exchange or surrender its existing shares of the Company’s common stock or take any other action to receive their shares of Mtron Common Stock.  However, the Company is seeking the approval of its stockholders in order to effect the spin-off in the contemplated manner.  The Company intends to hold a special meeting of its stockholders to approve these actions and has distributed a separate proxy statement which contains information regarding the proposed spin-off and name change and the special meeting.  Completion of the spin-off is conditioned upon stockholder approval of the spin-off and certain other conditions described below.

Relationship between Mtron and the Company

The separation of businesses of Mtron and the Company in connection with the spin-off and the relationship between Mtron and the Company following the spin-off will be governed by a Separation and Distribution Agreement, a Transitional Administrative and Management Services Agreement, and a Tax Indemnity and Sharing Agreement, each as entered into between Mtron and the Company in connection with the spin-off.  These agreements are intended to facilitate the separation of businesses between the Company and Mtron in connection with the spin-off and the operation of Mtron and the Company as separate companies after the spin-off.  The following is a summary of the Separation and Distribution Agreement and Transitional Administrative and Management Services Agreement.  The summaries are not complete and are qualified in their entirety by reference to the actual agreements or instruments, copies of which are filed as exhibits to the registration statement on Form 10 of which this information statement forms a part.  We encourage you to read the full text of these agreements.

Separation and Distribution Agreement

The Separation and Distribution Agreement (the “Separation Agreement”) will contain the key provisions relating to the separation of our business from that of the Company and the distribution of the Mtron Common Stock. The Separation Agreement will identify the assets to be transferred, liabilities to be assumed and contracts to be assigned to us by the Company and by us to the Company in the spin‑off and describe when and how these transfers, assumptions and assignments will occur. The Separation Agreement will also include procedures by which the Company and we will become separate and independent companies. In addition, we will enter into certain ancillary agreements with the Company governing various interim and ongoing relationships between the Company and us following the distribution date. These ancillary agreements include a Transitional Administrative and Management Services Agreement and several other agreements with the Company.

We and the Company intend to execute the Separation Agreement and the ancillary agreements on or before the distribution date; however, they will not be effective until the distribution date. The Separation Agreement may be amended if both parties agree in writing.

Recapitalization and Separation

The Separation Agreement will provide that, subject to the terms and conditions contained in the Separation Agreement and before the distribution,

•

Mtron and the Company will cause a recapitalization of Mtron by means of stock split or stock dividend such that after the record date and before the distribution date the number of shares of Mtron Common Stock issued and outstanding immediately before the distribution date will equal the number of shares of the Company’s common stock issued and outstanding as of the record date, which Mtron Common Stock owned by the Company will constitute all of the issued and outstanding capital stock of Mtron.

•	the Company will take, and will cause Mtron to take, all actions necessary to, as of the distribution date, amend and restate Mtron’s certificate of incorporation and Mtron’s bylaws

Distribution of Shares

The Company will distribute to its stockholders all the shares of Mtron Common Stock that it owns on the terms described in this information statement. The Company’s obligation to consummate the distribution is subject to the following conditions:

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the stockholders of the Company approved at a special meeting of stockholders the transfer of substantially all assets of the Company pursuant to the Separation and Distribution Agreement in accordance with the General Corporation Law of the State of Delaware;

•	the SEC has declared effective our registration statement on Form 10, of which this information statement is a part, under the Exchange Act, with no stop order in effect with respect to the Form 10;
•	this information statement shall have been mailed to the holders of the Company’s common stock;
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the actions and filings, if any, necessary under securities and blue sky laws of the states of the United States and any comparable laws under any foreign jurisdictions must have been taken and become effective;

•	the approval for listing of the Mtron Common Stock on the NYSE American, subject to official notice of issuance, shall have been obtained;

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no order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the spin‑off will be in effect and no other event outside the Company’s control will have occurred or failed to occur that prevents the consummation of the spin‑off; and

•	no event or development has occurred or exists that, in the judgment of the Company’s Board, in its sole discretion, makes the spin‑off inadvisable.

Mutual Release

As of the time of the distribution, each party will release the other party and their respective affiliates and their directors, officers, employees and agents from all claims, demands and liabilities, in law and in equity, against such other party, which such releasing party has or may have had relating to events, circumstances or actions taken by such other party prior to the distribution. This release does not apply to claims arising from the Separation Agreement.

Indemnification

From and after the distribution, the Company will indemnify Mtron and its directors, officers, employees, agents and affiliates (collectively, the “Mtron indemnitees”) against all losses, liabilities and damages incurred or suffered by any of the Mtron indemnitees arising out of:

•	the Company’s business;
•	the failure or alleged failure of the Company or any of its subsidiaries to pay, perform or otherwise discharge in due course any of Company liabilities;
•	a breach by the Company of any of its obligations under the Separation Agreement; and
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any untrue statement or alleged untrue statement of a material fact: (i) contained in any document filed with the SEC by the Company pursuant to any securities rule, regulation or law, (ii) otherwise disclosed by the Company or its subsidiaries to investors or potential investors in the Company or its subsidiaries or (iii) furnished to any Mtron indemnitee by the Company or any of its subsidiaries for inclusion in any public disclosures to be made by any Mtron indemnitee; or any omission or alleged omission to state in any information described in clauses (i), (ii) or (iii) a material fact necessary to make the statements not misleading. The indemnity described in this paragraph will be available only to the extent that Mtron losses are caused by any such untrue statement or omission or alleged untrue statement or omission, and the information which is the subject of such untrue statement or omission or alleged untrue statement or omission was not supplied after the distribution by Mtron or its agent.

From and after the distribution, Mtron will indemnify the Company and its directors, officers, employees, agents and affiliates (collectively, “Company indemnitees”) against all losses, liabilities and damages incurred or suffered by any of the Company indemnitees arising out of:

•	Mtron’s business;
•	the failure or alleged failure of Mtron or any of its subsidiaries to pay, perform or otherwise discharge in due course any of Mtron liabilities;
•	a breach by Mtron of any of its obligations under the Separation Agreement; and
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any untrue statement or alleged untrue statement of a material fact: (i) contained in any document filed with the SEC by Mtron following the distribution pursuant to any securities rule, regulation or law, (ii) otherwise disclosed following the distribution by Mtron or its subsidiaries to investors or potential investors in Mtron or its subsidiaries or (iii) furnished to any Company indemnitee by Mtron or any of its subsidiaries for inclusion in any public disclosures to be made by any Company indemnitee; or any omission or alleged omission to state in any information described in clauses (i), (ii) or (iii) a material fact necessary to make the statements not misleading. The indemnity described in this paragraph will be available only to the extent that Company losses are caused by any such untrue statement or omission or alleged untrue statement or omission, and the information which is the subject of such untrue statement or omission or alleged untrue statement or omission was not supplied by the Company or its agent.

Further Assurances

Each of the parties will agree to cooperate with the other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation Agreement and the ancillary agreements.

Other Matters

Other matters governed by the Separation Agreement include, without limitation, access to financial and other records and information, confidentiality and resolution of disputes between the parties relating to the Separation Agreement, the ancillary agreements and the agreements and transactions contemplated thereby.

Transitional Administrative and Management Services Agreement

Concurrently with our separation from the Company, we will enter into the Transitional Administrative and Management Services Agreement (the “Transitional Services Agreement”) pursuant to which the Company will provide Mtron with a variety of services, and Mtron will provide payroll services to the Company, following the spin-off. Among the principal services that the Company will provide to us are:

• accounting, financial reporting and consolidation services;

• treasury services, including, without limitation, insurance and risk management services and administration of benefits; and

• tax planning, tax return preparation, recordkeeping and reporting services.

In providing the services pursuant to the Transitional Services Agreement, the Company may, subject to the prior written consent of Mtron, employ consultants and other advisers in addition to utilizing its own employees. In addition, Mr. Tivy, our Chief Financial Officer, will directly or indirectly supervise employees of the Company that may provide services to Mtron pursuant to the Transitional Services Agreement.

Services provided by the Company to Mtron or by Mtron to the Company under the Transitional Services Agreement will be charged at the rates indicated, or cost, where no rates are indicated.

The Transitional Services Agreement has a term of twelve months, and may be extended in whole or in part by agreement of the parties. The Transitional Services Agreement is terminable by either party on 30 days’ prior written notice to the other party.

Trading of Mtron Common Stock

The Company will own all of the outstanding shares of Mtron Common Stock prior to the spin-off.  Accordingly, there is no current trading market for Mtron Common Stock. The Mtron Common Stock has been approved for listing on the NYSE American, under the symbol “MPTI”.  The Company expects that the Mtron Common Stock will be listed on the NYSE American on or promptly after the distribution date.  However, there are no assurances that an active public market for Mtron Common Stock will develop or be sustained after the distribution.  If an active public market does not develop or is not sustained, it may be difficult for our stockholders to sell their shares of Mtron Common Stock at a price that is attractive to them, or at all.

It is expected that a limited trading in the over-the-counter market, commonly known as a “when-issued” trading market, for shares of Mtron Common Stock will begin one trading day before the record date.  “When-issued” trading refers to a transaction made conditionally because the security has been authorized but not yet issued.  Generally, shares may trade in the over-the-counter on a “when-issued” basis after they have been authorized but not yet formally issued, which is often initiated by participants in the over-the-counter market prior to the record date relating to the issuance of such shares.  Any “when-issued” transactions in Mtron Common Stock will be settled after the shares of Mtron Common Stock have been issued to the Company’s stockholders.  It is expected that “when-issued” trading in Mtron Common stock will end and “regular way” trading will begin on the first trading day following the distribution date.  “Regular way” trading refers to trading after a security has been issued.

We cannot predict the trading prices for Mtron Common Stock when trading begins.  Those prices will be determined by the marketplace.  Prices at which trading in Mtron Common Stock occurs may fluctuate significantly.  Trading prices for Mtron Common

Stock may be influenced by many factors, including our operating results, investor perception of Mtron, market fluctuations and general economic conditions.  In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the performance of many stocks and that have often been unrelated or disproportionate to the Company’s operating performance.  These are just some of the factors that may adversely affect the market price of Mtron Common Stock.  See “Risk Factors” for further discussion of risks which may impact Mtron and the trading price of its common stock.

Shares of Mtron Common Stock received by the Company’s stockholders in connection with the spin-off will be freely transferable, except for shares received by persons who may be deemed to be our affiliates under the Securities Act.  The Company’s stockholders that receive shares of Mtron Common Stock in the spin-off and are deemed affiliates of Mtron will be permitted to sell their shares of Mtron Common Stock only pursuant to an effective registration statement under the Securities Act or in accordance with Rule 144 of the Securities Act or another exemption from the registration requirements of the Securities Act.

Trading of the Company’s common stock Between the Record Date and the Distribution Date

The Company’s common stock is listed on the NYSE American under the trading symbol “LGL”.  It is anticipated that, beginning on the record date and continuing until the time of the distribution, there will be two markets in shares of the Company’s common stock on the NYSE American: a “regular-way” market and an “ex-distribution” market.  Shares of the Company’s common stock that trade on the “regular-way” market will trade with an entitlement to the shares of Mtron Common Stock to be distributed in the spin-off in respect thereof.  Shares of the Company’s common stock that trade on the “ex-distribution” market will trade without an entitlement to shares of Mtron Common Stock.  Therefore, if a stockholder sells shares of the Company’s common stock in the “regular-way” market on or prior to the time of the distribution, such stockholder will also be selling the right to receive the shares of Mtron Common Stock that such stockholder would have otherwise received in the spin-off in respect of the shares of the Company’s common stock being sold.  If a stockholder owns shares of the Company’s common stock on the record date and sells those shares on the “ex-distribution” market on or prior to the time of the distribution, such stockholder will continue to be entitled to receive the shares of Mtron Common Stock which are distributed in the spin-off in respect of the shares of the Company’s common stock being sold.

Material U.S. Federal Income Tax Consequences of the Spin-Off

The following is a discussion of material U.S. federal income tax consequences of the distribution of Mtron Common Stock to “U.S. holders” (as defined below) of the Company’s common stock. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect on the date of this information statement, and all of which are subject to change at any time, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This discussion applies only to U.S. holders of shares of the Company’s common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the distribution, together with certain related transactions, will be consummated in accordance with the separation documents and as described in this information statement. This summary is for general information only and is not tax advice. It does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its particular circumstances or to holders subject to special rules under the Code (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships that hold the Company’s common stock, pass-through entities, traders in securities who elect to apply a mark-to-market method of accounting, shareholders who hold the Company’s common stock as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” individuals who receive the Company’s common stock upon the exercise of employee stock options or otherwise as compensation, holders who are liable for alternative minimum tax or any holders who actually or constructively own more than 5% of the Company’s common stock). This discussion also does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds the Company’s common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the separation and distribution.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of the Company’s common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•

a trust, if (a) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (b) it has a valid election in place under applicable Treasury Regulations to be treated as a United States person.

THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SEPARATION AND DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

The Company has not sought and does not intend to seek a ruling from the IRS with respect to the treatment of the distribution and certain related transactions for U.S. federal income tax purposes and there can be no assurance that the IRS will not assert that the distribution is taxable. The Company believes that the distribution of Mtron Common Stock to effect the spin-off is a transaction that is generally tax-free under Sections 355 and 368(a)(1)(D) of the Code. The Company does not plan to obtain an opinion of tax counsel or other tax advisors with respect to the distribution.

Notwithstanding the Company’s intention to treat the spin-off as tax-free for U.S. federal income tax purposes, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in asserting this position, the Company, Mtron and the Company’s stockholders could be subject to significant U.S. federal income tax liability. Please refer to “Material U.S. Federal Income Tax Consequences if the Distribution is Taxable” below.

Material U.S. Federal Income Tax Consequences if the Distribution Qualifies as a Transaction that is Generally Tax-Free Under Sections 355 and Sections 368(a)(1)(D) of the Code

Assuming the distribution qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, the U.S. federal income tax consequences of the distribution are as follows:

•	no gain or loss will be recognized by, and no amount will be includible in the income of the Company as a result of the distribution;
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no gain or loss will be recognized by (and no amount will be included in the income of) U.S. holders of the Company’s common stock upon the receipt of Mtron Common Stock in the distribution, except with respect to any cash received in lieu of fractional shares of Mtron Common Stock (as described below);

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the aggregate tax basis of the Company’s common stock and the Mtron Common Stock received in the distribution (including any fractional share interest in Mtron Common Stock for which cash is received) in the hands of each U.S. holder of the Company’s common stock immediately after the distribution will equal the aggregate basis of the Company’s common stock held by the U.S. holder immediately before the distribution, allocated between the Company’s common stock and Mtron Common Stock (including any fractional share interest in Mtron Common Stock for which cash is received) in proportion to the relative fair market value of each on the date of the distribution; and

•

the holding period of Mtron Common Stock received by each U.S. holder of the Company’s common stock in the distribution (including any fractional share interest in Mtron Common Stock for which cash is received) will generally include the holding period at the time of the distribution for the Company’s common stock with respect to which the distribution is made.

If a U.S. holder of the Company’s common stock holds different blocks of the Company’s common stock (generally shares of the Company’s common stock purchased or acquired on different dates or at different prices), such holder should consult its tax advisor regarding the determination of the basis and holding period of shares of Mtron Common Stock received in the distribution in respect of particular blocks of the Company’s common stock.

Material U.S. Federal Income Tax Consequences if the Distribution is Taxable

As discussed above, the Company has not sought and does not intend to seek a ruling from the IRS with respect to the treatment of the distribution for U.S. federal income tax purposes. Notwithstanding the Company’s intention to treat the distribution as tax-free for U.S. federal income tax purposes, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in asserting this position, some or all of the consequences described above would not apply and the Company, Mtron and the Company’s stockholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of the Company or Mtron could cause the distribution not to qualify for tax-free treatment for U.S. federal income tax purposes.

If the distribution fails to qualify as a tax-free transaction for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Code, in general, the Company would recognize taxable gain as if it had sold the Mtron Common Stock in a taxable sale for its fair market value [(unless the Company and Mtron jointly make an election under Section 336(e) of the Code with respect to the distribution, in which case, in general, (a) the Company would recognize taxable gain as if Mtron had sold all of its assets in a taxable sale in exchange for an amount equal to the fair market value of the Mtron Common Stock and the assumption of all Mtron liabilities and (b) Mtron would obtain a related step up in the basis of its assets) and the Company’s stockholders who receive Mtron Common Stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares.

Even if the distribution were to otherwise qualify as tax-free under Sections 355 and 368(a)(1)(D) of the Code, it may result in taxable gain to the Company under Section 355(e) of the Code if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50% or greater interest (by vote or value) in the Company or Mtron. For this purpose, any acquisitions of the Company or Mtron shares within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although Mtron or the Company may be able to rebut the presumption depending on the circumstances.

In connection with the distribution, Mtron and the Company will enter into a Tax Indemnity and Sharing Agreement pursuant to which Mtron will be responsible for certain liabilities and obligations following the distribution. In general, under the terms of the tax matters agreement, if the distribution, together with certain related transactions, were to fail to qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code (including as a result of Section 355(e) of the Code) if such failure were the result of actions taken after the distribution by the Company or Mtron, then the party responsible for such failure will be responsible for all taxes imposed on the Company to the extent such taxes result from such actions. For a discussion of the tax matters agreement, see “Certain Relationships and Related Person Transactions—Tax Matters Agreement.” Mtron’s indemnification obligations to the Company under the tax matters agreement are not expected to be limited in amount or subject to any cap. If Mtron is required to indemnify the Company and its subsidiaries and their respective officers and directors under the circumstances set forth in the tax matters agreement, Mtron may be subject to substantial liabilities.

Backup Withholding and Information Reporting

Payments of cash to U.S. holders of the Company’s common stock in lieu of fractional shares of Mtron Common Stock may be subject to information reporting and backup withholding (currently, at a rate of 24%), unless such U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SEPARATION AND DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SEPARATION AND DISTRIBUTION OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS. HOLDERS OF THE COMPANY’S COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Reason for Furnishing this Information Statement

We are furnishing this information statement to you, as a stockholder of the Company entitled to receive shares of Mtron Common Stock in the spin-off, for the sole purpose of providing you with information about the spin-off and Mtron.  This information statement is not, and you should not consider it, an inducement or encouragement to buy, hold or sell any securities of the Company or Mtron.  We believe that the information in this information statement is accurate as of the date set forth on the cover.  Changes may occur after that date and neither the Company nor Mtron undertakes any obligation to update the information except as may be required by law.

Dividend Policy

Following the spin-off, dividends by Mtron will be at the discretion of our board of directors based on our financial condition, results of operations and capital requirements, and considerations that our board of directors consider relevant.  In addition, the terms of agreements governing our indebtedness, whether existing at the time of the spin-off or subsequently entered into, may limit or prohibit dividend payments.  It is currently expected that, for the foreseeable future following the spin-off, we will retain any earnings for use in the operation of our business.  Accordingly, Mtron does not anticipate paying any cash dividends on our common stock for the foreseeable future.

Capitalization

The following table presents our cash and cash equivalents and capitalization as of December 31, 2021 on a historical basis and on a pro forma basis to give effect to the spin-off and the related transactions and events described in this information statement as if the spin-off and such related transactions and events had occurred on December 31, 2021.  We are providing the following capitalization table for informational purposes only.  You should not construe it as indicative of our capitalization or financial condition had the spin-off and the related transactions and events been completed on the date assumed.  The capitalization table below also may not reflect the capitalization or financial condition that would have resulted had Mtron been operated as a separate company apart from the Company’s organization at that date or our future capitalization or financial condition.  You should read the table below in conjunction with the financial and other information included in the sections of this information statement entitled “Unaudited Pro Forma Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our historical financial statements and accompanying notes included elsewhere in this information statement.

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Selected Historical Financial Information

The following table presents selected historical financial data for the periods indicated below.  We derived the selected historical financial data as of December 31, 2021 and 2020, and for each of the years in the two-year period ended December 31, 2021 and 2020, from our audited combined carve-out financial statements included elsewhere in this information statement.  In management’s opinion, the unaudited combined carve-out financial statements have been prepared on the same basis as the audited combined carve-out financial statements and include all adjustments, consisting only of normal recurring adjustments and allocations, necessary for a fair presentation of the information for the periods presented.

The historical statements of operations reflect allocations of general corporate expenses from the Company, including, but not limited to, executive management, finance, legal, information technology, human resources, employee benefits administration, treasury, risk management and other shared services.  These expenses have been allocated to Mtron on the basis of direct usage when identifiable, while the remainder of the expenses, including costs related to executive compensation, were allocated primarily on a pro-rata basis of combined revenues and equity in earnings of unconsolidated joint ventures of Mtron and its subsidiaries.  Management considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, Mtron.  The allocations may not, however, reflect the expenses Mtron would have incurred as a stand-alone public company for the periods presented.  Actual costs that may have been incurred if Mtron had been a stand-alone public company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.  The financial statements included in this information statement may not necessarily reflect our financial position, results of operations and cash flows as if Mtron had operated as a stand-alone public company during all periods presented.  Accordingly, our historical results may not be a reliable indicator of its future performance or financial condition.

In presenting the financial data in conformity with GAAP, we are required to make estimates and assumptions that affect the amounts reported.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” included elsewhere in this information statement for a detailed discussion of the accounting policies that management believes require subjective and complex judgments that could potentially affect reported results.

You should read the selected historical financial data in conjunction with our audited combined carve-out financial statements and unaudited combined carve-out financial statements included elsewhere in this information statement and the financial and other information contained in the sections of this information statement entitled “Unaudited Pro Forma Financial Statements,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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Unaudited Pro Forma Financial Statements

The unaudited pro forma combined financial statements set forth below have been derived from our historical annual financial statements, including our audited statement of financial condition as of December 31, 2021, and our audited statement of operations for the year ended December 31, 2021, which are included elsewhere in this information statement.  Our historical financial statements include allocations of certain expenses from the Company, including expenses for costs related to functions such as tax, accounting, general management, executive services and centrally managed employee benefit arrangements.

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Business

You should read the following business description in conjunction with our audited and unaudited combined carve-out financial statements and related notes appearing elsewhere in this information statement.

General

Mtron, originally founded in 1965, designs, manufactures and markets highly-engineered, high reliability frequency and spectrum control products. These electronic components ensure reliability and security in aerospace and defense communications, low noise and base accuracy for laboratory instruments, and synchronous data transfers throughout the wireless and Internet infrastructure.

Business Strategy

Our primary objective is to create long-term growth with a market-based approach of designing and offering new products to our customers through both organic research and development, and through strategic partnerships, joint ventures, acquisitions or mergers. We seek to leverage our core strength as an engineering leader to expand client access, add new capabilities and continue to diversify our product offerings. Our focus is on investments that will differentiate our company competitively, broaden our portfolio and lead toward higher levels of integration organically and through joint venture, merger and acquisition opportunities. We believe that successful execution of this strategy will lead to a transformation of our product portfolio towards longer product life cycles, better margins and improved competitive position.

Products

Our portfolio is divided into two product groupings, Frequency Control and Spectrum Control, and has expanded from primarily crystal-based components to include higher levels of integration, advanced materials science, cavity-based products, and various types of compensation methods employing integrated circuits and other methods to create products geared for applications that require high reliability in harsh environments. These products are differentiated by their precise level of accuracy, stability over time and within harsh environments, and very low phase noise.

Our Frequency Control product group includes a broad portfolio of quartz crystal resonators, clock oscillators, VCXO, TCXO OCXO and DOCXO devices which meet some of the tightest specifications, including IEEE 1588 standards. These devices may be based on quartz, quartz MEMS or advanced materials science designed to achieve higher performance levels than quartz. Our products offer high reliability over a wide temperature range and are well-suited for harsh environments, including shock and vibration-resistant oscillators with low-g sensitivity. These products are designed for applications within aerospace and defense, telecommunications infrastructure and instrumentation markets.

Our Spectrum Control product group includes a wide array of radio frequency (“RF”), microwave and millimeter wave filters and diplexers covering a frequency range from 1 MHz to 90 GHz, and solid-state power amplifiers covering a frequency range from 300 MHz to 26 GHz, with power output from 10 Watts to 10 kWatts. Filter devices include crystal, ceramic, LC, tubular, combline, cavity, interdigital and metal insert waveguide, as well as digital, analog and mechanical tunable filters, switched filter arrays and RF subsystems. Power amplifiers add active devices to MtronPTI’s portfolio and include GaN, GaAS FET, LDMOS and chip and wire technologies in narrow or broadband, module or rack-mounted packages. These products are employed in applications within the aerospace, defense, space and commercial markets.

New product development continues to be a key focus for us as we continue to push our roadmap to meet the needs of our served markets. Within Frequency Control, design efforts are focused on smaller packages, lower power, lower phase noise and use of new materials to provide compensation and harsh environment performance that surpasses customer requirements. Spectrum Control seeks to develop higher power handling, higher levels of integration and a range of integrated products within the RF subsystem.

Customers

We primarily work directly with original equipment manufacturers (“OEMs”) to define the right solutions for their unique applications, including the design of custom parts with unique part numbers. Actual sales of production parts may be directly to the OEM or through either our designated contract manufacturers or through franchised distributors of our products. As a result, Mtron has highly-skilled sales engineers who work directly with the designers and program managers at their OEMs providing a high-level of engineering support at all points within the process.

In 2020, our largest customer, a defense contract manufacturer, accounted for $5,324,000, or 17.8%, of our total revenues. Our second largest customer in 2020, an electronics contract manufacturing company, accounted for $4,351,000, or 14.5%, of our total revenues. The loss of either of these customers, or a decrease in their demand for our products, could have a material adverse effect on our results.

As of December 31, 2020, four of our largest customers accounted for approximately $1,856,000, or 46.0%, of accounts receivable. The insolvency of any of these customers could have a material adverse impact on our liquidity.

Competition

Mtron designs, manufactures and markets products for the generation, synchronization and control of time and frequency as well as spectrum control products. There are numerous domestic and international manufacturers who are capable of providing custom-designed products comparable in quality and performance to our products. Our competitive strategy begins with our focus on niche markets where precise specification and reliability are the major requirements. Competitors in our electronic components segment include, but are not limited to, Vectron International and Microsemi Corporation (both divisions of Microchip Technology Incorporated), K&L Microwave (a division of Dover Corporation) and Rakon Limited.

Research and Development

Utilizing our understanding of market requirements, we employ a disciplined approach to capital allocation when selecting new product development projects. A cross-functional team comprised of engineering, marketing, operations, sales and finance reviews the merits of specific projects seeking to invest in products that will exceed a specific return on investment level and a payback expectation within one to two years. In addition, the team considers the inherent value of intellectual property that each project presents with consideration for technical roadmap objectives.

Our research and development expenses were approximately $2,142,000 in 2020, and will remain a significant part of our efforts to revitalize our intellectual property position.

Marketing and Sales

Mtron has a highly skilled team of sales engineers who work in tandem with a worldwide network of more than 30 independent external manufacturer representatives and franchised electronics distributors to market and sell our products. An important part of the sales process is gaining qualification of specific products from the OEM, confirming suitability for use in a specific system design, which is commonly referred to as a “design-win.” Through direct contact with our clients and through our representative network, we are able to understand the needs of the marketplace and then guide our product development process to allocate resources to meeting those requirements.

Domestic Revenues

Our domestic revenues were $22,702,000 in 2020, or 75.7% of total consolidated revenues.

International Revenues

Our international revenues were $7,282,000 in 2020, or 24.3% of total consolidated revenues. In each of 2020 and 2019, these revenues were derived mainly from customers in Asia, with significant sales in Malaysia. We avoid significant currency exchange risk by transacting and settling substantially all of our international sales in United States dollars.

Seasonality

Our business is not seasonal, although shipment schedules may be affected by the production schedules of our customers or their contract manufacturers based on regional practices or customs.

Order Backlog

Our order backlog was $19,644,000 as of December 31, 2020. The backlog of unfilled orders includes amounts based on signed contracts as well as agreed letters of intent, which we have determined are firm orders and likely to proceed. Although backlog represents only firm orders that are considered likely to be fulfilled primarily within the 12 months following receipt of the order, cancellations or scope adjustments may and do occur.

Order backlog is adjusted quarterly to reflect project cancellations, deferrals, revised project scope and cost. We expect to fill substantially all of our 2020 order backlog in 2021, but cannot provide assurances as to what portion of the order backlog will be fulfilled in a given year.

Raw Materials

Generally, most raw materials used in the production of our products are available in adequate supply from a number of sources and the prices of these raw materials are relatively stable. However, some raw materials, including printed circuit boards, quartz and certain metals including steel, aluminum, silver, gold, tantalum and palladium, are subject to greater supply fluctuations and price volatility, as experienced in recent years. In general, we have been able to include some cost increases in our pricing, but in some cases our margins were adversely impacted.

The outbreak of the novel COVID-19 coronavirus has caused a global pandemic that has disrupted supply chains and the ability to obtain components and raw materials around the world for most companies, including Mtron. On occasion, one or more of the components used in our products have become unavailable resulting in unanticipated redesign and/or delays in shipments. Continued identification of alternative supply sources or other mitigations are important in minimizing disruption to our supply chain.

Intellectual Property

Mtron has no patents, trademarks or licenses that are considered to be significant to our business or operations. Rather, we believe that our technological position depends primarily on the technical competence and creative ability of our engineering and technical staff in areas of product design and manufacturing processes, including our staff’s ability to customize products to meet difficult specifications, as well as proprietary know-how and information.

Government Regulations

As a supplier to certain U.S. Government defense contractors, Mtron must comply with significant procurement regulations and other requirements. Maintaining registration under the International Traffic in Arms Regulations for all of our related production facilities is also required. One of those production facilities must comply with additional requirements for our production processes and for selected personnel in order to maintain the security of classified information. These requirements, although customary within these markets, increase our performance and compliance costs.

We are routinely audited and reviewed by the U.S. Government and its agencies such as the Defense Contract Audit Agency and Defense Contract Management Agency. These agencies review our performance under our contracts, our cost structure and our compliance with applicable laws, regulations and standards, as well as the adequacy of our internal control systems and policies. Any cost found to be improperly allocated to a specific contract will not be reimbursed. If an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions.

From time to time, we may also be subject to U.S. Government investigations relating to our or our customers’ operations and products, and are expected to perform in compliance with a vast array of federal laws, including the Truth in Negotiations Act, the False Claims Act, the International Traffic in Arms Regulations promulgated under the Arms Export Control Act, and the Foreign Corrupt Practices Act. We or our customers may be subject to reductions of the value of contracts, contract modifications or termination, and the assessment of penalties and fines, which could negatively impact our results of operations and financial condition, or result in a diminution in revenue from our customers, if we or our customers are found to have violated the law or are indicted or convicted for violations of federal laws related to government security regulations, employment practices or protection of the environment, or are found not to have acted responsibly as defined by the law. Such convictions could also result in suspension or debarment from serving as a supplier to government contractors for some period of time. Such convictions or actions could have a material adverse effect on us and our operating results. The costs of cooperating or complying with such audits or investigations may also adversely impact our financial results.

Mtron’s manufacturing operations, products, and/or product packaging are subject to environmental laws and regulations governing air emissions, wastewater discharges, and the handling, disposal and remediation of hazardous substances, wastes and other chemicals. In addition, more stringent environmental regulations may be enacted in the future, both within the United States and internationally, and we cannot presently determine the modifications, if any, in our operations that any future regulations might require, or the cost of compliance that would be associated with such regulations. To date, capital expenditures, earnings and the competitive position of Mtron have not been materially affected by compliance with current federal, state, and local laws and regulations (domestic and foreign) relating to the protection of the environment. However, we cannot predict the effect of future laws and regulations.

Employees

As of December 31, 2021, Mtron employed 315 people, including 163 full-time and 11 part-time employees, along with 141 contractors. Of this total, Mtron has 153 full-time, 10 part-time, and six contract employees within the U.S., with 139 located in Orlando, Florida, 30 in Yankton, South Dakota. Mtron has two full-time employees and one part-time employee in Hong Kong, and eight full-time employees and 135 contractors in Noida, India. None of our employees are represented by a labor union and Mtron considers our relationships with employees to be good.

As an engineered products and solutions company, a significant number of our workforce consists of degreed engineers providing expertise in product design and process development.

Properties

Following the spin-off, our principal executive office will be located at 2525 Shader Road, Orlando, Florida 32804 in an office located with an operating facility. Our Orlando, Florida operating facility contains approximately 71,000 square feet on approximately five acres of land. Mtron also owns a facility in Yankton, South Dakota, containing approximately 32,000 square feet on approximately eleven acres of land. Mtron also leases approximately 13,000 square feet of office and manufacturing space in Noida, India. Mtron also leases sales customer support office space in Hong Kong and Austin, Texas. It is our opinion that the facilities referred to above are in good operating condition, suitable, and adequate for present uses.

Legal Proceedings

Mtron is not a party to any litigation or other legal or regulatory proceedings.

Management’s Discussion and
Analysis of Financial Condition and Results of Operations

You should read the following discussion of our results of operations and financial condition together with our historical financial statements and accompanying notes that we have included elsewhere in this information statement as well as the discussion in the section of this information statement entitled “Business.” The following discussion contains forward-looking statements that involve risks and uncertainties.  The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections.  Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, without limitation, those discussed in the sections of this information statement entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The historical and pro forma financial statements included in this information statement may not reflect what our business, financial position or results of operations would have been had it been a separate, publicly-traded company during the periods presented or what our results of operations, financial position and cash flows will be in the future.  For additional information about our past financial performance and the basis of presentation of our financial statements, please see “Unaudited Pro Forma Financial Statements” and our historical financial statements and the notes thereto included elsewhere in this information statement.

Overview

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Certain Relationships and Related Party Transactions

Review, Approval or Ratification of Related Party Transactions

We will have in place a policy for the review and approval of transactions in which Mtron is to be a participant, where the amount involved exceeds or is expected to exceed $120,000 annually, and in which any of our directors or executive officers, or any of their immediate family members, will have a direct or indirect material interest.  Any such related party transaction is to be for the benefit of us and upon terms no less favorable to us than if the related party transaction was with an unrelated party.

It is expected that our board of directors will delegate to its Audit Committee the review and approval of related party transactions relating to directors or executive officers, or their immediate family members.  In reviewing related party transactions, the Audit Committee will evaluate and consider the terms of the related party transaction, including an assessment of the arms-length nature of the terms, and such other factors that it deems appropriate with respect to the transaction.

Related Party Transactions and Relationships

Marc J. Gabelli, a member of the Company’s Board of Directors, previously served as chairman of the board and chief executive officer of LGL Systems Acquisition Corp., a special purpose acquisition company (the “SPAC”) until his resignation in connection with the consummation of the SPAC’s business combination with IronNet Cybersecurity, Inc. on August 26, 2021. Mr. Gabelli invested in LGL Systems Acquisition Holding Company, LLC (the “SPAC’s Sponsor”), and serves as the initial managing member of LGL Systems Nevada Management Partners LLC (“Nevada GP”), the manager of the SPAC’s Sponsor. Timothy J. Foufas, a member of the Company’s Board of Directors, is a member of and an investor in the SPAC’s Sponsor and a member of Nevada GP and previously served as chief operating officer of the SPAC until his resignation in connection with the business combination closing. Robert V. “Rob” LaPenta Jr., a former member of the Company’s Board of Directors, is also a member of and an investor in the SPAC’s Sponsor and a member of Nevada GP and previously served as executive vice president, chief financial officer and chief executive officer of the SPAC until his resignation as an officer in connection with the business combination closing; he remains a director of IronNet, Inc., the successor combined company resulting from the business combination. John S. Mega, a member of the Company’s Board of Directors, is also a member of and an investor in the SPAC’s Sponsor and previously served as the president of the SPAC until his resignation as an officer in connection with the business combination closing. Patrick B. Huvane, the Company’s senior vice president of business development, is also a member of the SPAC’s Sponsor and previously served as vice president, finance and accounting of the SPAC until his resignation in connection with the business combination closing. Michael J. Ferrantino, a member of the Company’s Board of Directors, is also a member of the SPAC’s Sponsor and previously served as a director of the SPAC until his resignation in connection with the business combination closing. Under separate arrangements, the Company’s current and former officers and directors who were associated with the SPAC and the SPAC Sponsor were able to participate in the equity of the SPAC held by the SPAC Sponsor as investors and/or as incentive compensation payable by the SPAC Sponsor upon or following consummation of the business combination.

In addition to the foregoing, see the section of this information statement entitled “The Spin-Off—Relationship Between Mtron and the Company” for a description of the agreements expected to be entered into between the Company and Mtron in connection with the spin-off which set forth the terms and conditions of the separation of the businesses of the Company between the Company and Mtron and will govern various ongoing arrangements between the Company and Mtron upon completion of the spin-off.

Management

Directors and Executive Officers Following the Spin-Off

It is currently expected that certain of the Company’s executive officers and directors will serve as our executive officers and directors following the spin-off in the position(s) set forth in the table below. The following table lists the names of these individuals, and their expected position(s) with Mtron.

Name	Position
Executive Officers
Michael J. Ferrantino	Chief Executive Officer; Director
James W. Tivy	Chief Financial Officer
Joan A. Nano	Chief Accounting Officer
Linda M. Biles	Vice-President, Controller

Non-Employee Directors
Marc J. Gabelli	Chairman
Hendi Susanto	Director
John S. Mega	Director
Bel Lazar	Director
Robert V. “Rob” LaPenta Jr.	Director

The following additional information is provided for each of the above-named individuals.  Our executive officers will be appointed by, and serve at the discretion of, our board of directors.

Executive Officers

The following table sets forth information regarding our executive officers, including their ages (as of [●], 2022), and business experience for the past five years and prior years.

Name	Age	Offices and Positions Held With the Company, Business Experience and Principal Occupation for the Last Five Years
Michael J. Ferrantino	50

Mr. Ferrantino currently holds the position of Chief Executive Officer for The LGL Group, Inc. (April, 2021 to present) and also holds the position of Chief Executive Officer for Interex, Inc. and is on the board of Gabelli Equity Trust, Inc. and Gabelli Utility Trust. Mr. Ferrantino formerly served as a Director of, LGL Systems Acquisition Corp, Inc. from September 2019 to August, 2021 (NYSE: DFNS) and was Chief Executive Officer & Director at Valpey-Fisher Corp. Mr. Ferrantino received an undergraduate degree from Rensselaer Polytechnic Institute and an MBA from Loyola University Maryland, Inc. Mr. Ferrantino brings to the Board his experience in management and manufacturing operations, and an extensive knowledge of global financial markets.

James W. Tivy	54

Chief Financial Officer, The LGL Group, Inc. (January 2018 to present); SVP, Finance for INTL FCStone Securities Inc. (November 2012 to January 2017); Group Controller, INTL FCStone Inc. (January 2008 to November 2012).

Name	Age	Offices and Positions Held With the Company, Business Experience and Principal Occupation for the Last Five Years
Joan A. Nano	66

Chief Accounting Officer, The LGL Group, Inc. (June 2020 to present); Chief Financial Officer of Revolution Lighting Technologies, Inc., formerly a NASDAQ listed company (June 2019 to September 2020). Mrs. Nano has served as Managing Director for Finance Solutions, LLC, a financial consulting firm, since 2008. As a financial consultant, she led initiatives on SEC reporting matters, acquisition analysis, cost savings, cash flow improvement, ERP implementation and tax matters for clients including Apollo Global Management (NYSE: APO), Catalyst Capital Group and Tronox Limited (NYSE: TROX). From 2001 to 2008, Mrs. Nano served as Vice President, Controller and Chief Accounting Officer of Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products for various markets including aerospace and defense, where she led all of the business unit finance teams as well as corporate financial planning and analysis, accounting and financial reporting. Prior to Crane Co., Joan held positions at GE Capital Corporation and Pitney Bowes. Joan is a Certified Public Accountant, holds a BS degree from Sacred Heart University-Jack Welsh College of Business & Technology, graduating cum laude, and completed executive training at the Wharton School.

Linda M. Biles	60	Vice-President, Controller, The LGL Group, Inc. (June 2020 to present); Vice-President and Controller for MtronPTI (2007 to present).

Directors

The following table sets forth information regarding our directors, including their ages (as of [●], 2022), and business experience for the past five years and prior years.

Name	Age	Offices and Positions Held With the Company, Business Experience and Principal Occupation for the Last Five Years, and Directorships in Public Corporations and Investment Companies
Marc J. Gabelli	53

Mr. Gabelli currently serves as Non-Executive Chairman of the Board, The LGL Group, Inc. (December 2017 to present, and September 2004 to April 2016); Managing Partner, Horizon Research (January 2013 to present), an investment management and research services provider; Chief Executive Officer, Gabelli Securities International Ltd. (1994 to present), a global alternative asset management platform and merchant advisor; President and Managing Partner, GGCP, Inc. (1999 to present), a private corporation that makes investments for its own account; Managing Member, Commonwealth Management Partners LLC (2008 to present); and Director and Managing Partner, GAMA Funds Holdings GmbH (2009 to present).. He formerly served as Chairman and Chief Executive Officer, LGL Systems Acquisition Corp. (NYSE: DFNS) from September 2019 to August 2021 and was also a Director from its inception in early 2019 to August 2021; Chairman of Gabelli Merger Plus Trust since July 2017; Director of GAMCO Investors, Inc. from November 2014 to May 2016; and Director and President of Associated Capital Group (October 2015 to May 2016); Mr. Gabelli brings to the Board his extensive knowledge of the Company's business and industry due to his longstanding service on the Board, as well as his financial expertise and leadership experience as an executive of various investment firms.

Bel Lazar	61

Mr. Lazar is currently Chief Operations Officer and member of the Board of Directors at Efficient Power Conversion, a leading provider of gallium nitride (GaN)-based power management technology (April 2015 to present); and Chief Executive Officer of EPC Space LLC, a high reliability wide-gap power management technology company, and was previously President and CEO of API Technologies Corp., formerly a NASDAQ listed company. Mr. Lazar brings to the Board his experience in management and aerospace manufacturing operations within our industry, and significant mergers and acquisition experience.

Michael J. Ferrantino	50	Mr. Ferrantino’s biographical information can be found under the section for Executive Officers, above.

Name	Age	Offices and Positions Held With the Company, Business Experience and Principal Occupation for the Last Five Years, and Directorships in Public Corporations and Investment Companies
Hendi Susanto	47

Vice President, Equity Research, Technology Leader, Gabelli & Company, a provider of institutional research and brokerage services (August 2007 to present).  Mr. Susanto’s past experiences include supply chain management consulting and operation in the technology industry. Mr. Susanto brings to the Board extensive experience in evaluating investments in technology, and special situations such as mergers and acquisitions, convertible debts and restructuring.

Robert V. “Rob” LaPenta Jr.	52

Mr. LaPenta has served as Executive Vice President and Chief Financial Officer of LGL Systems Acquisition Corp. (NYSE: DFNS) since September 2019. Mr. LaPenta began his career as a Senior Associate at Coopers & Lybrand as a CPA responsible for managing audits, consulting, M&A due diligence and special project engagements for multiple clients in various industries. Mr. LaPenta was Managing Director and Co-head of Equity Trading at Bank of America Securities, LLC where he managed the firm’s equity capital commitment, proprietary trading, secondary offerings and risk management within cash trading. In 2007, Mr. LaPenta joined L-1 Identity Solutions, Inc. as Vice President of Mergers and Acquisitions and Corporate Strategy. Following the sale of L-1 to Safran and BAE Systems, Mr. LaPenta became a Partner of Aston Capital, an alternative asset management firm of the LaPenta family office, and co-founded the Boundary Group, an investment firm focused on private investments in the aerospace, defense, and intelligence markets. Mr. LaPenta has previously served on the Board of Directors at Revolution Lighting Technologies, Inc., formerly a NASDAQ-listed company, AFIX Technologies and The Radiant Group and currently serves as the chair of the Audit Committee for TherapeuticsMD (TXMD: Nasdaq), a Board observer for Amergint Technologies and an Audit Committee member for St. David’s School New York City.

John S. Mega	69

Mr. Mega served as President of LGL Systems Acquisition Corp. (NYSE: DFNS) from September 2019 to August 2021. Mr. Mega was an original founding member of L3, which merged with Harris Technologies and is now L3Harris Technologies, Inc. (NYSE: LHX). Mr Mega built and managed several divisions at L3 since its formation in 1997 after spinning off from Lockheed Martin. Prior to his retirement in 2018, he was a corporate Senior Vice President and President of L3’s Communication Systems, one of the four L3 major business segments. Earlier in his career, he had been President of L3’s Microwave Group, President of Narda Microwave, President of Logimetrics, Inc, Chief Financial Officer and Vice President of at Lockheed Martin Corp’s Tactical Defense Systems, Group Controller at Loral Corp and a principal at Raytheon Company (RTN:NYSE). Mr. Mega brings to the Board his considerable experience in management and manufacturing operations within our industry

Family Relationships

There is no family relationship between any of the individuals expected to serve as directors or executive officers of Mtron.

Board of Directors Composition

Our bylaws provide that our board of directors shall establish the authorized number of directors from time to time by resolution and that each director serve for a term expiring at our next annual meeting of stockholders. It is expected that our board of directors will set the number of directors comprising the board immediately following the spin-off at six directors.  Our directors will hold office until their successors have been duly elected and qualified or until the earlier of their death, resignation or removal.  An election of directors by our stockholders will be determined by plurality vote.

Director Independence

As required under NYSE American rules, following the spin-off a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by such board of directors. Our board of directors has determined that John S. Mega, Bel Lazar and Robert V. “Rob” LaPenta Jr. will be independent within the meaning of NYSE American rules.

Board Committees

Following the spin-off, the standing committees of our board of directors will include an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee, each as further described below.

Audit Committee

Mtron will have a separately-designated Audit Committee.  The members of the Audit Committee are expected to be John S. Mega, Bel Lazar and Robert V. “Rob” LaPenta Jr., with Mr. LaPenta serving as a chairperson.  Mtron expects that each member of the Audit Committee will be deemed to be “financially literate” and “independent,” as determined in accordance with applicable rules and regulations, and that Mr. LaPenta will be determined to be an “audit committee financial expert,” as defined under Item 407 of Regulation S-K promulgated by the SEC.

The Audit Committee’s responsibilities will include, among other things, appointing, retaining, overseeing and determining the compensation and services of our independent registered public accounting firm, including pre-approval of all audit and non-audit services to be performed by our independent registered public accounting firm, overseeing the quality and integrity of our financial statements and related disclosures, overseeing our compliance with legal and regulatory requirements, assessing our independent auditors’ qualifications, independence and performance, and monitoring the performance of our internal audit and control functions.

The responsibilities of the Audit Committee, which Mtron anticipates will be substantially similar to the responsibilities of the Company’s Audit Committee, will be more fully described in the Audit Committee charter.  Mtron will post the Audit Committee charter on our website at www.mtronpti.com, and Mtron will provide it in print, without charge, to any stockholder that requests it.

Compensation Committee

Mtron will have a separately-designated Compensation Committee.  The members of the Compensation Committee are expected to be John S. Mega, Bel Lazar and Robert V. “Rob” LaPenta Jr., with Mr. Lazar serving as chairperson.  Mtron expects that each member of the Compensation Committee will be determined to be “independent,” as determined in accordance with applicable rules and regulations, and “non-employee directors” within the meaning of Section 16 of the Exchange Act.

The Compensation Committee will provide assistance to the board of directors in fulfilling its responsibilities relating to the compensation of our executive officers.  It will review and determine the compensation of our executive officers, including our chief executive officer, and administer our equity-based compensation plans.  The Compensation Committee will have the authority to retain consultants to assist the Compensation Committee in its evaluation of executive compensation, as well as the authority to approve any such consultant’s fees and retention terms.

The responsibilities of the Compensation Committee, which Mtron anticipates will be substantially similar to the responsibilities of the Company’s Compensation Committee, will be more fully described in the Compensation Committee charter.  Mtron will post the Compensation Committee charter on our website at www.mtronpti.com, and Mtron will provide it in print, without charge, to any stockholder that requests it.

Nominating/Corporate Governance Committee

Mtron will have a separately-designated Nominating/Corporate Governance Committee.  The members of the Nominating/ Corporate Governance Committee are expected to be John S. Mega, Bel Lazar and Robert V. “Rob” LaPenta Jr., with Mr. Mega serving as chairperson.  Mtron expects that each member of the Nominating/Corporate Governance Committee will be determined to be “independent,” as determined in accordance with applicable rules and regulations.

The Nominating/Corporate Governance Committee will be responsible for assisting its board of directors in identifying individuals qualified to become directors, making recommendations of candidates for directorships, developing and recommending a set of corporate governance principles to our board of directors, overseeing the evaluation of our board of directors and management, overseeing the selection, composition and evaluation of board committees, and overseeing the management continuity and succession planning process.

Our initial board of directors will be selected by the Company and is expected to be comprised of the individuals indicated as directors under “Directors and Executive Officers Following the Spin-Off” above.  After the spin-off, the Nominating/Corporate Governance Committee will review, following the end of each fiscal year, the composition of our board of directors and the ability of our current members to continue effectively as directors for the upcoming fiscal year.  If the Nominating/Corporate Governance Committee thinks it is in our best interest to nominate a new individual for director, or fill a vacancy on our board of directors which may exist from time to time, it will consider potential candidates for board appointments who meet the criteria for selection as a nominee and have the specific qualities or skills sought.

The responsibilities of the Nominating/Corporate Governance Committee, which Mtron anticipates will be substantially similar to the responsibilities of the Company’s Nominating/Corporate Governance Committee, will be more fully described in the Nominating/ Corporate Governance Committee charter.  Mtron will post the Nominating/Corporate Governance Committee charter on our website at www.mtronpti.com, and Mtron will provide it in print, without charge, to any stockholder that requests it.

Code of Business Conduct and Ethics

We expect that our board of directors will adopt a Code of Business Conduct and Ethics similar to the Company’s Code of Business Conduct and Ethics and that will apply to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer.  A copy of the Code of Business Conduct and Ethics will be available on our website at www.mtronpti.com, and will be available in print, without charge, to any stockholder that requests it.  In addition, Mtron will post amendments to or waivers from the Code of Business Conduct and Ethics (to the extent applicable to our principal executive officer, principal financial officer or principal accounting officer) on our website.

Corporate Governance Guidelines

We expect that our board of directors will adopt Corporate Governance Guidelines similar to those adopted by the Company’s Board of Directors.  The full text of the Corporate Governance Guidelines will be posted on our website at www.mtronpti.com and will be available in print, without charge, to any stockholder that requests it.

Risk Oversight

Our senior management will be responsible for assessing and managing the Company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. The Company has developed a consistent, systemic and integrated approach to risk management to help determine how best to identify, manage and mitigate significant risks throughout the Company, which includes its system of internal control over financial reporting, annual reviews conducted by its directors and officers, monitoring compliance with its business conduct policy and general liability insurance coverage. Mtron will adopt policies and practices consistent with the Company’s risk management program. Consistent with the Company’s risk management program, our board of directors will be responsible for overseeing the company’s management in the execution of its responsibilities and for assessing our approach to risk management. Our board of directors will exercise these responsibilities periodically as part of its board meetings and also through the board’s three standing committees, each of which examines various components of enterprise risk as part of its responsibilities. In addition, an overall review of risk will be inherent in the board of director’s consideration of our long-term strategies and in the transactions and other matters presented to the board, including capital expenditures, acquisitions and divestitures, and financial matters.

Executive Sessions of Non-Employee Directors

It is expected that our non-employee directors will meet at least twice per year in executive sessions of the board of directors in which members of management, including directors who are also employees, will not participate.  Mtron expects that Mr. LaPenta will be the presiding director for the executive sessions.

Stockholder Communications

Stockholders may communicate with our board of directors, including the non-employee directors, by sending an e-mail to Linda M. Biles at lbiles@mtronpti.com or by sending a letter to M-tron Industries, Inc., 2525 Shader Road, Orlando, Florida 32804, Attention: Corporate Secretary. The corporate secretary will submit all such correspondence to any specific director to whom the correspondence is directed.

Executive Compensation

Historical Compensation of the Company’s Named Executive Officers Prior to the Spin-Off

Set forth below is summary information regarding the compensation paid or accrued by the Company and its subsidiaries to or on behalf of Michael J. Ferrantino, James W. Tivy, Joan A. Nano and Linda M. Biles (who are expected to be our “Named Executive Officers,” as defined under Item 402 of Regulation S-K promulgated by the SEC) and the compensation arrangements between the Named Executive Officers and the Company prior to the spin-off.

The amounts and forms of compensation reported below do not necessarily reflect the compensation that the Named Executive Officers will receive for their services on our behalf following the spin-off because historical compensation was determined by the Company’s Compensation Committee and future compensation levels will be determined based on the compensation policies, programs and procedures to be established by our Compensation Committee.

Summary Compensation Table

The following table sets forth, for the years ended December 31, 2021 and 2020, certain summary information concerning compensation which the Company and its subsidiaries, paid to, or accrued on behalf of, the Named Executive Officers.

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Stock Options Adjustment

        At the time of the spin-off, all of the stock options issued pursuant to the Company’s 2011 Incentive Plan will be amended such that each option pre-spin-off strike price will be adjusted, and a new Mtron option grant will be made to reflect the value of the Company following the spin-off.

Outstanding Equity Awards at Fiscal Year End 2021

The following table sets forth the information with respect to outstanding equity awards held by the Company’s named executive officers as of December 31, 2021

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Employment Agreements with the Company

Expected Named Executive Officer Compensation Following the Spin-Off

Following the spin-off, the compensation of the Named Executive Officers for their services on behalf of us and our subsidiaries will be determined by our Compensation Committee.  It is currently expected that, unless otherwise determined by our Compensation Committee, Mtron’s executive officers will continue to earn salary and bonus compensation commensurate with the compensation earned from the Company.  The Named Executive Officers may also receive grants of equity awards as from time to time determined by our Compensation Committee as well as perquisites and other personal benefits.

Mtron 2022 Incentive Plan

We expect that equity-based compensation will be an important component of our compensation program and believe that the ability to grant equity-based compensation awards will enhance the relationship between employee performance and the creation of stockholder value.  Accordingly, in connection with the spin-off and effective as of the distribution date, we intend to adopt the Mtron 2022 Incentive Plan (the “Incentive Plan”), the terms of which (other than the number of shares which may be awarded) are substantially similar to those of the Company’s 2021 Incentive Plan.  Set forth below is a summary of the Incentive Plan, as expected to be adopted.  The following summary is not complete and is qualified in its entirety by reference to the full text of the Incentive Plan, the form of which is attached as an exhibit to the registration on Form 10 of which this information statement is a part and which is incorporated herein by reference.

Purpose

The Incentive Plan allows Mtron to provide employees, consultants and all members of the Board who are selected to receive awards under the Incentive Plan the opportunity to acquire an equity interest in Mtron. The Board believes that equity incentives are a significant factor in attracting and motivating eligible persons whose present and potential contributions are important to Mtron and aligning their interests with those of our stockholders.

Proposed Share Reserve

Upon the Incentive Plan becoming effective on the distribution date, 1,000,000 shares of common stock will be available for issuance pursuant to awards to be granted under the Incentive Plan.

Expected Duration of the Share Reserve

We expect that the share reserve under the Incentive Plan will be sufficient for awards for at least 3 to 5 years. Expectations regarding future share usage could be impacted by a number of factors, such as award type mix; hiring and promotion activity at the executive level; the rate at which shares are returned to the Incentive Plan’s reserve upon the awards’ expiration, forfeiture or cash settlement; the future performance of our stock price; the consequences of acquiring other companies; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

Key Provisions

The following is a summary of the key provisions of the Incentive Plan:

Plan Termination Date:	Ten years from the distribution date, which is the date on which the Incentive Plan becomes effective

Eligible Participants:	Employees, officers, directors, consultants and advisors (except that only employees are eligible for Incentive Stock Options)

Shares Authorized:	1,000,000 shares, subject to certain adjustments as set forth in the Incentive Plan (the “Share Limit”).

Award Types:

(1) Incentive Stock Options

(2) Non-qualified Stock Options

(3) Restricted Stock

(4) Stock Appreciation Rights

(5) Performance Bonus Awards

(6) Deferred Stock

(7) Restricted Stock Units

(8) Dividend Equivalents

(9) Performance Stock Units

(10) Performance Share Awards

(11) Other Stock-Based Awards

Vesting:	Determined by the Compensation Committee. Subject to the acceleration of vesting in certain circumstances as permitted under the terms of the Incentive Plan.

Not Permitted:

No discount stock options or stock appreciation rights

No “liberal share recycling” of options or stock appreciation rights

No payment of dividends or dividend equivalents on unvested awards

No repricing of stock options and amendments that under the Internal Revenue Code (the “Code”) or NYSE rules require stockholder approval

No automatic “reload” awards

Incentive Stock Option Limit:	No more than 1,000,000 shares may be issued pursuant to incentive stock options

Limitation on Number of Shares Granted to Non-Employee Directors:

The sum of the grant date fair market value of equity-based awards and the amount of any cash-based awards granted to a non-employee director during any calendar year, under the Incentive Plan, may not exceed $500,000

Awards under the Incentive Plan

Stock Options. The Incentive Plan permits the Compensation Committee to issue incentive stock options and non-qualified stock options to participants, which directly link their financial success to that of Mtron stockholders. The Compensation Committee shall determine the number of shares subject to options and all other terms and conditions of the options, including vesting requirements. In no event, however, may the exercise price of a stock option be less than 100% of the fair market value of Mtron common stock on the date of the stock option’s grant, nor may any option have a term of more than ten years. Except for adjustments based on changes in the corporate structure or as otherwise provided in the Incentive Plan, the terms of an option may not be amended to reduce the exercise price nor may options be canceled or exchanged for cash, other awards or options with an exercise price that is less than the exercise price of the original options.

Additionally, in the case of an incentive stock option granted to any individual who, at the date of grant, owns stock possessing more than ten percent (10%) of the total combined voting power all classes of stock of Mtron, such incentive stock option shall be granted at a price that is not less than one hundred and ten percent (110%) of fair market value on the date of grant and such incentive stock option shall be exercisable for no more than five (5) years from the date of grant.

Stock Appreciation Rights. The Incentive Plan permits the Compensation Committee to issue stock appreciation rights (“SARs”), either free-standing or in tandem with stock options. The Compensation Committee shall determine the number of SARs to be granted and other terms and conditions of the SARs. In no event, however, may the exercise of a SAR be less than 100% of the fair market value of Mtron common stock on the date of grant, and the terms shall not exceed ten years. SARs may be settled in cash, stock, or a combination of both.

Restricted Stock and Restricted Stock Units. The Incentive Plan permits the Compensation Committee to grant restricted stock awards. Each share of restricted stock shall be subject to such terms, conditions, restrictions, and/or limitations, if any, as the Compensation Committee deems appropriate, including, but not by way of limitation, restrictions on transferability and continued employment. Holders of shares of restricted stock may vote the shares and receive dividends on such shares. Notwithstanding the foregoing, with respect to a share of restricted stock, dividends shall only be paid out to the extent that the share of restricted stock vests. The vesting period for restricted stock shall be determined by the Compensation Committee, which may accelerate the vesting of any such award. The Compensation Committee may also grant restricted stock units, which have substantially the same terms as restricted stock, except that units have no voting rights, and unless otherwise determined by the Compensation Committee, will not receive dividends or dividend equivalents (which in an event shall only be paid out to the extent that the restricted stock units vest). The Compensation Committee may also grant unrestricted stock under this provision.

Performance Shares and Performance Stock Units. The Incentive Plan permits the Compensation Committee to issue “performance shares” and “performance stock units.” These are contingent incentive awards that are converted into stock and/or cash and paid out to the participant only if specific performance goals are achieved over performance periods, as set by the Compensation Committee. If the performance goals are not achieved, the awards are canceled or reduced. Performance shares are each equivalent in value to a share of common stock (payable in cash and/or stock), while performance stock units are equal to a specific amount of cash.

Stock Payments and Other Stock-Based Awards. The Incentive Plan also permits the Compensation Committee to grant awards of deferred stock, dividend equivalents, other stock-based awards, and performance bonus awards as provided in the Incentive Plan.

Eligible for Participation. Persons eligible to participate in the Incentive Plan include employees, directors, consultants and advisors, as determined by the Compensation Committee.

Available Shares. The Incentive Plan authorizes the issuance of 1,000,000 shares, subject to certain adjustments as set forth in the Incentive Plan.

If an outstanding award under the Incentive Plan expires or is terminated or canceled for any reason without having been exercised or settled in full, or if shares acquired pursuant to an award subject to forfeiture are forfeited under the Incentive Plan, the shares allocable to the terminated portion of such award or such forfeited shares shall again be available for issuance under the Incentive Plan. Shares shall not be deemed to have been issued pursuant to the Incentive Plan with respect to any portion of an award that is settled in cash. In the event that withholding tax liabilities arising from a full-value award (i.e., an award other than an option or stock appreciation right) are satisfied by the delivery or withholding of shares, the shares so tendered or withheld shall be added to the Incentive Plan’s reserve.

Notwithstanding anything to the contrary, the following shares shall not again be made available for issuance or delivery under the Incentive Plan: (i) shares tendered in payment of an option; (ii) shares delivered or withheld by Mtron to satisfy any tax withholding obligation with respect to an option or stock appreciation right; (iii) shares covered by a stock-settled stock appreciation right that were not issued upon the settlement of the stock appreciation right; or (iv) shares purchased on the open market with option proceeds.

Upon termination of the Incentive Plan, no further awards may be issued under the Incentive Plan.

Minimum Vesting. Subject to the acceleration of vesting in certain circumstances as permitted under the terms of the Incentive Plan, each award under the Incentive Plan will have a minimum vesting period of one year.

Dividends and Dividend Equivalents. With respect to any award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity award is outstanding, such dividends (or dividend equivalents)

shall either (a) not be paid or credited with respect to such award or (b) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable award and shall only be paid at the time or times such vesting requirement(s) are satisfied. A participant holding an option or stock appreciation right is not eligible to receive dividends or dividend equivalents.

Clawback. Awards under the Incentive Plan and any shares issued pursuant to awards under the Incentive Plan shall be subject to recovery or “clawback” by Mtron if and to the extent that the vesting of such awards was determined or calculated based on materially inaccurate financial statements or any other material inaccurate performance metric criteria; or if Mtron or its subsidiaries terminate a grantee’s service relationship due to the grantee’s gross negligence or willful misconduct, or determine there are grounds for such a termination (whether or not such actions also constitute “cause” under an award agreement), any awards under the Incentive Plan, whether or not vested, as well as any shares of stock issued pursuant to awards under the Incentive Plan shall be subject to forfeiture, recovery and “clawback.” In addition, the Incentive Plan provides that if Mtron is required to prepare an accounting restatement due to material noncompliance with the financial reporting requirements of the securities laws, in certain cases the Compensation Committee may require the repayment of amounts paid under the Incentive Plan in excess of what the employee would have received under the accounting restatement.

Performance Awards. Subject to the general purposes, terms and conditions of the Incentive Plan and applicable law, and under the direction of the Board, the Compensation Committee shall have complete control over the administration of the Incentive Plan and shall have full authority to grant awards and determine who shall receive awards, when such awards shall be granted and the terms and conditions of such awards, including, but not limited to, conditioning the exercise, vesting, payout or other term of condition of an award on the achievement of performance goals. Such performance goals shall be based on the attainment of specified levels of one or more of the following: (i) earnings per share; (ii) sales; (iii) operating income; (iv) gross income; (v) basic or adjusted net income (before or after taxes); (vi) cash flow; (vii) gross profit; (viii) gross or operating margin; (ix) working capital; (x) earnings before interest and taxes; (xi) earnings before interest, tax, depreciation and amortization; (xii) return measures, including return on invested capital, sales, assets, or equity; (xiii) revenues; (xiv) market share; (xv) the price or increase in price of common stock; (xvi) total shareholder return; (xvii) economic value created or added; (xviii) expense reduction; (xix) implementation or completion of critical projects, including acquisitions, divestitures, and other strategic objectives, including market penetration and product development; or (xx) specified objectives with regard to limiting the level of increase in all or a portion of Mtron’s bank debt or other long term or short term public or private debt or other similar financial obligations of Mtron; and any other metric that may be determined by the Committee. Such performance goals also may be based solely by reference to Mtron’s performance or the performance of a subsidiary, division, business segment or business unit of Mtron or a subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

Other Information. The Incentive Plan may be amended in whole or in part by the Board or the Compensation Committee with the approval of the Board and in certain circumstances with stockholder approval. Unless the Compensation Committee provides otherwise in advance of the grant, in the event of a Change in Control (as defined in the Incentive Plan), if the employee is terminated other than for “cause” within one year of a Change in Control, options and restricted stock (including restricted stock units) shall vest.

Tax Aspects Under the Code

The following summary is intended only as a general guide to the U.S. federal income tax consequences under current law of equity-based awards that may be granted under the Incentive Plan. It does not attempt to describe all possible federal or other tax consequences of participation in the Incentive Plan or tax consequences based on particular circumstances. The exact federal income tax treatment of transactions under the Incentive Plan will vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards and the disposition of any acquired shares.

Incentive Stock Options. Incentive stock options under the Incentive Plan are intended to be eligible for the favorable tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the participant or Mtron by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for at least two (2) years from the date on which the option is granted and at least one (1) year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be treated for tax purposes as long-term capital gain or loss.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will recognize taxable ordinary income equal to the lesser of (a) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (b) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain (or any loss) upon the disqualifying disposition will be a capital gain (or loss), which will be long-term or short-term depending on whether the stock was held for more than one (1) year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, Mtron will generally be entitled to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs, subject to Section 162(m) of the Code.

Non-qualified Stock Options, Restricted Stock Awards, Restricted Stock Units, and Deferred Stock. Non-qualified stock options, restricted stock awards, restricted stock units and deferred stock granted under the Incentive Plan generally have the following federal income tax consequences:

There are no tax consequences to the participant or Mtron by reason of the grant of a non-qualified stock option. Upon exercise of the option, the participant ordinarily will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the exercise date over the exercise price. If the stock received pursuant to the exercise is subject to further vesting requirements, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects under Section 83(b) of the Code to be taxed on receipt of the stock.

There are no tax consequences to the participant or Mtron by reason of the grant of restricted stock, restricted stock units or deferred stock awards. The participant ordinarily will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value over the purchase price, if any, when such award vests. Under certain circumstances, the participant may be permitted to elect under Section 83(b) of the Code to be taxed on the grant date.

With respect to employees, Mtron is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Mtron will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant, subject to Section 162(m) of the Code.

Upon disposition of the stock, the participant will generally recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock (if any) plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one (1) year.

Stock Appreciation Rights. No taxable income is generally recognized upon the receipt of a SAR, but upon exercise of the SAR, the fair market value of the shares (or cash in lieu of shares) received generally will be taxable as ordinary income to the recipient in the year of such exercise. Mtron generally will be entitled to a compensation deduction for the same amount which the recipient recognizes as ordinary income, subject to Section 162(m) of the Code.

Performance Awards. A participant who has been granted a performance award generally will not recognize taxable income at the time of grant, and Mtron will not be entitled to a deduction at that time. When an award is paid, whether in cash or common shares, the participant generally will recognize ordinary income, and Mtron will be entitled to a corresponding deduction, subject to Section 162(m) of the Code.

Stock Payments and Other Stock-Based Awards. A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will generally be taxed as if the cash payment has been received, and Mtron generally will be entitled to a deduction for the same amount, subject to Section 162(m) of the Code.

Section 409A of the Code. Most of the awards under the Incentive Plan are exempt from Section 409A of the Code. To the extent that any award hereunder could be subject to Section 409A of the Code, it will be structured to comply with Section 409A of the Code.

Section 162(m) of the Code. The Tax Reform and Jobs Act of 2017 (the “Tax Act”) generally eliminated the ability to deduct compensation qualifying for the “performance-based compensation” exception under Section 162(m) of the Code for tax years commencing after December 31, 2017. Section 162(m) of the Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to anyone who has ever been Mtron’s chief executive officer, chief financial officer or one of the three highest compensated officers in any fiscal year beginning after December 31, 2016 (i.e., a “covered employee”). For 2017 and prior taxable years, an exception to this deduction limit applied to “performance-based compensation,” such as stock options and other equity awards that satisfied certain criteria. Under the Tax Act, the performance-based pay exception to Section 162(m) was eliminated, but a transition rule may allow the exception to continue to apply to certain performance-based compensation payable under written binding contracts that were in effect on November 2, 2017. The Board of Directors and the committee intend to consider the potential impact of Section 162(m) on grants made under the Incentive Plan, but reserve the right to approve grants of options and other awards for an executive officer that exceeds the deduction limit of Section 162(m).

New Plan Benefits

Grants of awards under the Incentive Plan will be at the discretion of the compensation committee.  It has not yet determined to whom and in what amount any future awards will be made.

Compensation Committee Interlocks and Insider Participation

None of the individuals expected to serve on our Compensation Committee following the spin-off are current or former officers or employees of Mtron or any of its subsidiaries.  In addition, Mtron is not aware of any interlocking or other relationships or transactions involving any such individuals required to be disclosed under Item 407(e)(4) of Regulation S-K promulgated by the SEC.

Director Compensation

It is anticipated that Mtron’s directors will be paid director compensation in the form of a cash retainer and awards of common stock as determined by the Compensation Committee.

Security Ownership of Certain Beneficial Owners and Management

Before the spin-off, all of the outstanding shares of our common stock will be owned beneficially and of record by the Company.  Immediately following the spin-off, the Company will not own any shares of our common stock.

The following table shows the anticipated beneficial ownership of Mtron Common Stock immediately following the spin-off by (i) each person who we believe, based on the assumptions described below, will beneficially own more than 5% of the outstanding shares of Mtron Common Stock, (ii) each of our executive officers, (iii) each person expected to serve as a director on our board of directors immediately following the spin-off, and (iv) all of our expected directors and executive officers immediately following the spin-off as a group.  Except as otherwise noted in the footnotes below, (i) each person named in the table below is expected to have sole voting and investment power over the shares of Mtron Common Stock expected to be beneficially owned by such person and (ii) the address of each person named in the table below is 2525 Shader Road, Orlando FL, 32804 unless indicated below.

	Common Stock Beneficially Owned (1)
Name and Address of Beneficial Owner	Shares		%
5% Stockholders:
Mario J. Gabelli	1,042,612	(2)	19.4
Renaissance Technologies, LLC	268,667	(3)	5.0
Directors and Named Executive Officers:
Marc J. Gabelli	844,883	(4)	15.8
Michael J. Ferrantino	46,507	(5)	*
Linda M. Biles	16,353	(6)	*
Bel Lazar	7,142		*
John S. Mega	6,625		*
Hendi Susanto	8,926		*
Robert V. "Rob" LaPenta Jr.	5,358		*
James W. Tivy	3,000		*
Joan A. Nano	-		*
All executive officers and directors as a group (9 persons)	938,794	(7)	17.5

(1)

The applicable percentage of ownership for each beneficial owner is based on 5,363,989 shares of common stock outstanding as of January 1, 2022. Shares of common stock issuable upon exercise of options, warrants or other rights beneficially owned that are exercisable within 60 days are deemed outstanding for the purpose of computing the percentage ownership of the person holding such securities and rights and all executive officers and directors as a group.

(2)

Includes (i) 500,675 shares of common stock owned directly by Mario J. Gabelli; and (ii) 476,937 shares owned by GGCP, Inc., of which Mario J. Gabelli is the chief executive officer, a director and controlling shareholder. Mario J. Gabelli disclaims beneficial ownership of the shares owned by MJG-IV Limited Partnership, and GGCP, Inc, except to the extent of his pecuniary interest therein. Mario J. Gabelli's business address is 401 Theodore Fremd Avenue, Rye, New York 10580-1430. This disclosure is based solely on information in a Form 4 filed by Mario J. Gabelli with the SEC on November 18, 2020.

(3)	Based on a Schedule 13F filed with the SEC on August 13, 2021 by Renaissance Technologies LLC (“RTC”). The principal business address of RTC is 800 Third Avenue, New York, New York 10022.
(4)

Includes (i) 80,580 shares of common stock owned directly by Marc J. Gabelli; and (ii) 764,303 shares held by Venator Merchant Fund, L.P. ("Venator Fund"). Venator Global, LLC ("Venator Global"), which is the sole general partner of Venator Fund, may be deemed to beneficially own the securities owned by Venator Fund. Marc J. Gabelli, who is the President and Sole Member of Venator Global, may be deemed to beneficially own the securities owned by Venator Fund. Marc J. Gabelli disclaims beneficial ownership of the securities owned by Venator Fund, except to the extent of his pecuniary interest therein.

(5)	Includes 30,000 shares of unvested restricted stock.
(6)	Includes 7,533 shares of unvested restricted stock.
(7)	Includes 938,794 shares of common stock with 37,533 unvested restricted shares.

Description of Capital Stock

Our certificate of incorporation and bylaws will each be amended and restated prior to the distribution date.  The following is a summary of the material terms of our capital stock that will be contained in our amended and restated certificate of incorporation and amended and restated bylaws.  The terms of our capital stock may also be affected by Delaware law.  The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and amended and restated bylaws, each of which is included as an exhibit to the registration statement on Form 10 of which this information statement is a part.  See “Where You Can Find More Information.”

Authorized Capital Stock

Under our certificate of incorporation, the total number of shares of all classes of stock that Mtron will have authority to issue will be 30,000,000, consisting of [•] shares of common stock and [•] shares of preferred stock.

Common stock

Based on the number of shares of the Company’s common stock expected outstanding as of the record date, Mtron expects that 5,365,256 shares of Mtron Common Stock will be distributed in the spin-off.  However, the actual number of shares of Mtron Common Stock to be distributed in the spin-off will be determined based on the actual number of shares of the Company’s common stock outstanding as of the record date.  The shares of Mtron Common Stock distributed in the spin-off will constitute all of the issued and outstanding shares of our capital stock immediately following the distribution.

Mtron may issue additional authorized shares of Mtron Common Stock as authorized by our board of directors from time to time, without stockholder approval, subject to any limitations imposed by the listing standards of any national securities exchange on which Mtron Common Stock may be listed.

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our amended and restated certificate of incorporation, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividend Rights

Subject to preferences that may apply to any then-outstanding preferred stock, the holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. We do not anticipate paying any cash dividends in the foreseeable future.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Preemptive or Similar Rights

All of our outstanding shares of Mtron Common Stock currently held by the Company are, and all of the shares of Mtron Common Stock that will be issued in connection with the spin-off will, be fully paid and nonassessable.  The holders of Mtron Common Stock have no preemptive rights, and Mtron Common Stock is not subject to any redemption or sinking fund provisions.

Preferred Stock

Under our certificate of incorporation our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of [•] shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. Any issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders would receive dividend payments.

Certain Anti-Takeover Effects

Section 203 of the Delaware General Corporation Law

Mtron will be subject to Section 203 of the Delaware General Corporation Law (“DGCL”), which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in our original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. Mtron has not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certificate of Incorporation and Bylaws

Among other things, our certificate of incorporation and bylaws:

•

permit our board of directors to issue up to [•] shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the authorized number of directors may be changed only by resolution of our board of directors;

•	provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed in the manner specified in Section 141(k) of the DGCL;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by the sole remaining director;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

provide that special meetings of our stockholders may be called by (i) the chairperson of the board of directors, (ii) the chief executive officer or (iii) a majority vote of the board of directors; and

•

not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least a majority of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

Exclusive Forum Provision

Our certificate of incorporation will contain an exclusive forum provision which provides that, unless our board of directors consents to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over an action or proceeding, then another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware) will be the sole and exclusive forum for “Covered Proceedings,” which include: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees, agents and stockholders to Mtron or its stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation or bylaws; and (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware.  To the extent within the categories set forth in the preceding sentence, Covered Proceedings include causes of action under the Securities Act.  The exclusive forum provision will also provide that if any Covered Proceeding is filed in a court other than a court located within the State of Delaware in the name of any stockholder, then such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the exclusive forum provision and (b) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the action as agent for such stockholder.

Notwithstanding the foregoing, stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision of our certificate of incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

The exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Mtron or its directors, officers or other employees or be cost-prohibitive to stockholders, which may discourage such lawsuits against Mtron and its directors, officers and other employees.  However, there is uncertainty regarding whether a court would enforce the exclusive forum provision.  If a court were to find the exclusive forum provision to be inapplicable or unenforceable in an action, Mtron may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our financial condition and operating results.

Transfer Agent and Registrar

After the distribution, we expect that the transfer agent and registrar for the Mtron Common Stock will be Computershare. The transfer agent’s address is [•]

Listing

The Mtron Common Stock has been approved for listing on the NYSE American under the symbol “MPTI”.  The Company expects that the Mtron Common Stock will be listed on the NYSE American on or promptly after the distribution date.

Limitation on Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

To the extent our directors and officers are indemnified against liabilities arising under the Securities Act, whether under the provisions contained in certificate of incorporation or bylaws or pursuant to Delaware law or other contractual arrangements providing for indemnification which we may enter into from time to time, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Where You Can Find More Information

Mtron has filed a registration statement on Form 10 with the SEC with respect to the shares of Mtron Common Stock that the stockholders of the Company will receive in the distribution.  This information statement is a part of that registration statement and, as allowed by SEC rules, does not include all of the information that you can find in the registration statement or in the exhibits to the registration statement.  For additional information relating to us and the spin-off, we refer you to the registration statement and its exhibits, which are available from the SEC as described below.  Statements contained in this information statement as to the contents of any contract or document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or other document so filed.  Mtron qualifies each statement in all respects by the relevant reference.

Mtron will maintain a website at www.mtronpti.com.  Our website and the information contained on or connected to that site do not and will not constitute part of, and are not incorporated into, this information statement or the registration statement on Form 10 of which this information statement is a part.

As a result of the distribution, Mtron will become subject to the information and reporting requirements of the Exchange Act and, accordingly, it will file annual, quarterly and current reports, proxy statements and other information with the SEC.  The registration statement referred to above, including its exhibits, is, and our future filings with the SEC will be, available to the public on the Internet website maintained by the SEC at www.sec.gov.  In addition, Mtron plans to make available, free of charge, on our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed under Section 16 of the Exchange Act and amendments to those reports as soon as reasonably practicable after we electronically file or furnish those materials to the SEC.

Mtron intends to furnish holders of Mtron Common stock with annual reports containing consolidated financial statements prepared in accordance with GAAP and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or in the documents incorporated by reference herein.  Mtron has not authorized any person to provide you with different information or to make any representation not contained in, or incorporated by reference into, this information statement and, if given or made, such information or representation must not be relied upon as having been authorized by Mtron or the Company.  Neither the delivery of this information statement nor consummation of the spin-off shall under any circumstances create any implication that there has been no change in our affairs or those of the Company since the date of this information statement, or that the information in this information statement is correct as of any time after its date.

MTRON BUSINESS OF LGL GROUP, INC.

Index to Combined Financial Statements

Year Ended December 31, 2020

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of the LGL Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheet of the Mtron business of the LGL Group, Inc. (the Company) as of December 31, 2020, the related combined statements of operations, equity and cash flows, for the year then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Emphasis of Matter

As described in Note B to the combined financial statements, the accompanying combined financial statements have been prepared from the separate records maintained by the Company. The combined financial statements also include expense allocations for certain corporate functions historically provided by the LGL Group, Inc. These allocations may not be reflective of the actual expense that would have been incurred had the Company operated as a separate entity apart from the LGL Group, Inc.. A summary of transactions with related parties is included in Note C to the combined financial statements.

/s/ RSM US LLP

We have served as the Company's auditor since 2020.

Orlando, Florida

February 14, 2022

MTRON BUSINESS OF THE LGL GROUP, INC.

COMBINED BALANCE SHEET

(Dollars in Thousands)

December 31,
2020
ASSETS
Current Assets:
Cash and cash equivalents	$2,456
Accounts receivable, net of allowances of $117 and $71, respectively	3,948
Inventories, net	5,105
Prepaid expenses and other current assets	233
Total Current Assets	11,742
Property, Plant and Equipment
Land	536
Buildings and improvements	4,810
Machinery and equipment	17,135
Gross property, plant and equipment	22,481
Less: accumulated depreciation	(19,710)
Net property, plant and equipment	2,771
Right-of-use lease asset	203
Due from related party	286
Intangible assets, net	206
Deferred income tax asset	2,694
Other assets	16
Total Assets	$17,918
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$1,209
Accrued compensation and commissions expense	1,111
Other accrued expenses	492
Total Current Liabilities	2,812
Long-term lease liability	132
Total Liabilities	2,944
Contingencies (Note L)
Equity
Net investment by LGL Group, Inc.	14,974
Total Equity	14,974
Total Liabilities and Equity	$17,918

See Accompanying Notes to Combined Financial Statements.

MTRON BUSINESS OF THE LGL GROUP, INC.

COMBINED STATEMENT OF OPERATIONS

(Dollars in Thousands)

Year Ended December 31,
2020
REVENUES	$29,984
Costs and expenses:
Manufacturing cost of sales	19,688
Engineering, selling and administrative	7,266
OPERATING INCOME	3,030
Other Expense:
Interest expense, net	(86)
Other expense, net	(51)
Total other expense, net	(137)
INCOME BEFORE INCOME TAXES	2,893
Income tax provision	583
NET INCOME	$2,310

See Accompanying Notes to Combined Financial Statements.

MTRON BUSINESS OF THE LGL GROUP, INC.

COMBINED STATEMENT OF EQUITY

(Dollars in Thousands)

Net Investment by LGL Group
Balance at December 31, 2019	$12,787
Net income	2,310
Net transfers to LGL Group	(123)
Balance at December 31, 2020	$14,974

See Accompanying Notes to Combined Financial Statements.

MTRON BUSINESS OF THE LGL GROUP, INC.

COMBINED STATEMENT OF CASH FLOWS

(Dollars in Thousands)

Year Ended
December 31, 2020
OPERATING ACTIVITIES
Net income	$2,310
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	435
Amortization of finite-lived intangible assets	54
Stock-based compensation expense	145
Deferred income tax expense	491
Changes in operating assets and liabilities:
Decrease in accounts receivable, net	215
Decrease in inventories, net	718
Increase in prepaid expenses and other assets	(24)
Decrease in accounts payable, accrued compensation and commissions expense and other	(438)
Net cash provided by operating activities	3,906
INVESTING ACTIVITIES
Capital expenditures	(407)
Net cash used in investing activities	(407)
FINANCING ACTIVITIES
Net transfers to LGL Group	(268)
Payments to related party	(320)
Repayment of LGL Group loan	(3,323)
Net cash used in financing activities	(3,911)
Decrease in cash and cash equivalents	(412)
Cash and cash equivalents at beginning of year	2,868
Cash and cash equivalents at end of year	$2,456

See Accompanying Notes to Combined Financial Statements.

MTRON BUSINESS OF THE LGL GROUP, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

A. Description of Business

MTron Industries, Inc. (the “Company”, “we”, “our” or “us”) was founded in 1965 and is engaged in the design, manufacturing and marketing of highly-engineered, high reliability frequency and spectrum control products used to control the frequency or timing of signals in electronic circuits.

The Company’s operations includes its two principal subsidiaries, (1) Piezo Technology, Inc. ("PTI") and (2) M-tron Asia, LLC ("Mtron"). The Company has operations in Orlando, Florida; Yankton, South Dakota; and Noida, India, and has sales offices in Austin, Texas and Hong Kong. The Company and its subsidiaries currently operate together as a single group under the MtronPTI brand (“Mtron PTI”).

The Company offers a wide range of precision frequency control and spectrum control solutions including: RF, microwave and millimeter wave filters; cavity, crystal, ceramic, lumped element and switched filters; high performance and high frequency OCXOs, integrated PLL OCXOs, TCXOs, VCXOs, low jitter and harsh environment oscillators; crystal resonators, Integrated Microwave Assemblies (IMA); and state-of-the-art solid state power amplifier products.

B. Summary of Significant Accounting Policies

Basis of Presentation

The combined financial statements include the accounts of the Company and all of its majority-owned subsidiaries. Intercompany transactions and accounts have been eliminated. The combined financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

The combined financial statements have been derived from the consolidated financial statements and accounting records of The LGL Group, Inc. (“LGL Group”) and have been prepared under GAAP. These combined financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what the financial position, results of operations, and cash flows would have been had it operated as an independent company during the periods presented.

Transactions between the Company and LGL Group have been included in these combined financial statements. For those transactions between the Company and LGL Group that have been historically settled in cash, the Company has reflected such balances in the Combined Balance Sheet as Due from Related Parties or Due to Related Parties. The aggregate net effect of transactions between the Company and related parties that have been historically settled other than in cash are reflected in the Combined Balance Sheet as Net Investment by LGL Group, Inc. and in the Combined Statement of Cash Flows as Net Transfers to LGL Group, Inc. For additional information, see Note C – Related Party Transactions.

The Combined Balance Sheet includes certain LGL Group’ assets and liabilities that are specifically identifiable or otherwise attributable to the Company. The debt and associated interest expense in these combined financial statements relate to third-party borrowings under a revolving credit agreement specifically attributable to legal obligations of the Company.

The Cash and Cash Equivalents held by LGL Group at the corporate level are not specifically identifiable to the Company and, therefore, have not been reflected in the Company’s Combined Balance Sheet. Cash and Cash Equivalents in the Combined Balance Sheet represent Cash and Cash Equivalents held by the Company at the respective period-ends.

The Combined Statement of Operations include an allocation for certain corporate and shared service functions historically provided by our Parent, including, but not limited to, executive oversight, accounting, tax, and other shared services. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of consolidated sales or other measures considered to be a reasonable reflection of the historical utilization levels of these services. Management believes the assumptions underlying our combined financial statements, including the assumptions regarding the allocation of general corporate expenses from our Parent, are reasonable. Nevertheless, our combined financial statements may not include all of the actual expenses that would have been incurred had we operated as a standalone company during the periods presented and may not reflect our combined results of operations, financial position and cash flows had we operated as a standalone company during the periods presented. Actual costs that would have been incurred if we had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Going forward, the Company may perform these functions using its own resources or outsourced services. For a period following the planned separation, some of these functions may continue to be provided by LGL Group under a transition services agreement, and the Company may provide some services to LGL Group under the transition services agreement. The Company may also enter into certain commercial arrangements with LGL Group in connection with the planned separation. We also may incur additional costs associated with being a standalone, publicly listed company that were not included in the expense allocations and, therefore, would result in additional costs that are not reflected in our historical results of operations, financial position and cash flows.

During the period presented in these Combined Financial Statements, the Company’s income tax expense and deferred tax balances have been included in the LGL Group’ income tax returns. Income tax expense and deferred tax balances contained in the Combined Financial Statements are presented on a separate return basis, as if the Company had filed its own income tax returns. As a result, actual tax transactions included in the consolidated financial statements of LGL Group may or may not be included in the Combined Financial Statement of the Company. Similarly, the tax treatment of certain items reflected in the Combined Financial Statement of the Company may or may not be reflected in the consolidated financial statements and income tax returns of LGL Group. The taxes recorded in the Combined Statement of Operations are not necessarily representative of the taxes that may arise in the future if the Company files its income tax returns independent from LGL Group’ returns.

Uses of Estimates

The preparation of the combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly-liquid investments with no maturity or with a maturity of less than three months when purchased.

Accounts Receivable

Accounts receivable consists principally of amounts due from both domestic and foreign customers. Credit is extended based on an evaluation of the customer's financial condition and collateral is not required. In relation to export sales, the Company requires letters of credit supporting a significant portion of the sales price prior to production to limit exposure to credit risk. Certain credit sales are made to industries that are subject to cyclical economic changes.

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. These allowances are maintained at a level that management believes is sufficient to cover potential credit losses. Estimates are based on historical collection experience, current trends, credit policy and the relationship between accounts receivable and revenues. In determining these estimates, the Company examines historical write-offs of its receivables and reviews each customer's account to identify any specific customer collection issues. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payment, additional allowances might be required.

Inventories

Inventories are valued at the lower of cost or net realizable value using the FIFO (first-in, first-out) method.

The Company maintains a reserve for inventory based on estimated losses that result from inventory that becomes obsolete or for which the Company has excess inventory levels. In determining these estimates, the Company performs an analysis on current demand and usage for each inventory item over historical time periods. Based on that analysis, the Company reserves a percentage of the inventory amount within each time period based on historical demand and usage patterns of specific items in inventory.

Property, Plant and Equipment, Net

Property, plant and equipment are recorded at cost less accumulated depreciation and include expenditures for major improvements. Maintenance and repairs are charged to operations as incurred. Depreciation is computed for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which range from 5 years to 35 years for buildings and improvements, and from 3 years to 10 years for other fixed assets. Property, plant and equipment are periodically reviewed for indicators of impairment. If any such indicators were noted, the Company would assess the appropriateness of the assets' carrying value and record any impairment at that time.

Depreciation expense was approximately $435,000 for the year ended December 31, 2020.

Intangible Assets

Intangible assets are recorded at cost less accumulated amortization. Amortization is computed for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which range up to 10 years. The intangible assets consist of intellectual property and goodwill. The net carrying value of the amortizable intangible assets was $166,000 as of December 31, 2020. Goodwill, which is not amortizable, was $40,000 as of December 31, 2020.

The estimated aggregate amortization expense for intangible assets, excluding goodwill, for each of the remaining years of the estimated useful life is as follows (in thousands):

2021	$54
2022	54
2023	54
2024	4
Total	$166

Warranties

The Company offers a standard one-year warranty. The Company tests its products prior to shipment in order to ensure that they meet each customer's requirements based upon specifications received from each customer at the time its order is received and accepted. The Company's customers may request to return products for various reasons, including, but not limited to, the customers' belief that the products are not performing to specification. The Company's return policy states that it will accept product returns only with prior authorization and if the product does not meet customer specifications, in which case the product would be replaced or repaired. To accommodate the Company's customers, each request for return is reviewed; and if and when it is approved, a return materials authorization ("RMA") is issued to the customer.

Each month, the Company records a specific warranty reserve for approved RMAs covering products that have not yet been returned. The Company does not maintain a general warranty reserve because, historically, valid warranty returns resulting from a product not meeting specifications or being non-functional have been de minimis. As of December 31, 2020, accrued warranty reserve was $21,000.

Revenue Recognition

The Company recognizes revenue from the sale of its products in accordance with the criteria in Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which are:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company meets these conditions upon the Company’s satisfaction of the performance obligation, usually at the time of shipment to the customer, because control passes to the customer at that time. Our standard terms for customers are net due within 30 days, with a few exceptions, none regularly exceeding 60 days.

The Company provides disaggregated revenue details by geographic markets in Note M – Domestic and Foreign Revenues.

The Company offers a limited right of return and/or authorized price protection provisions in its agreements with certain electronic component distributors who resell the Company's products to original equipment manufacturers or electronic manufacturing services companies. As a result, the Company estimates and records a reserve for future returns and other charges against revenue at the time of shipment consistent with the terms of sale. The reserve is estimated based on historical experience with each respective distributor. These reserves and charges are immaterial as the Company does not have a history of significant price protection adjustments or returns. The Company provides a standard assurance warranty that does not create a performance obligation.

Practical Expedients:

-	The Company applies the practical expedient for shipping and handling as fulfillment costs.
-	The Company expenses sales commissions as sales and marketing expenses in the period they are incurred.

Shipping Costs

Amounts billed to customers related to shipping and handling are classified as revenue, and the Company's shipping and handling costs are included in manufacturing cost of sales.

Research and Development Costs

Research and development costs are charged to operations as incurred. Such costs were approximately $2,142,000 for the year ended December 31, 2020, and are included within engineering, selling and administrative expenses.

Stock-Based Compensation

Certain Company employees participate in the share-based compensation plans sponsored by LGL Group. LGL Group’s share-based compensation awards granted to employees of the Company consist of LGL Group stock options and restricted stock. As such, the awards to Company employees are reflected in Net Investment by LGL Group, Inc. within the Combined Statement of Equity at the time they are expensed. The Combined Statement of Operations also includes an allocation of LGL’s corporate and shared employee share-based compensation expenses.

The Company measures the cost of employee services in exchange for an award of equity instruments based on the grant-date fair value of the award and recognizes the cost over the requisite service period, typically the vesting period.

Restricted stock awards are measured at the market price of the LGL Group's common stock on the date of the grant and recognized over the respective service period.

Income Taxes

The Company's deferred income tax assets represent (a) temporary differences between the financial statement carrying amount and the tax basis of existing assets and liabilities that will result in deductible amounts in future years and (b) the tax effects of net operating loss carryforwards.

The Company periodically undertakes a review of its valuation allowance, and it evaluates all positive and negative factors that may affect whether it is more likely than not that the Company would realize its future tax benefits from its deferred tax balances, pursuant to ASC 740, Income Taxes (“ASC 740”).

Historically, the Company’s income tax expense and deferred tax balances have been included in the LGL Group’s income tax returns.

Concentration Risks

In 2020, the Company's largest customer, a defense contract manufacturer, accounted for $5,324,000, or 17.8%, of the Company's total revenues. The Company’s second largest customer, an electronics contract manufacturing company, accounted for $4,351,000, or 14.5%, of the Company's total revenues.

A significant portion of the Company's accounts receivable is concentrated with a relatively small number of customers. As of December 31, 2020, four of the Company's largest customers accounted for approximately $1,856,000, or 46%, of accounts receivable. The Company carefully evaluates the creditworthiness of its customers in deciding to extend credit and utilizes letters of credit to further limit credit risk for export sales. As a result of these policies, the Company has experienced very low historical bad debt expense and believes the related risk to be minimal.

At various times throughout the year and at December 31, 2020, some deposits held at financial institutions were in excess of federally insured limits. The Company has not experienced any losses related to these balances.

Segment Information

ASC 280, Segment Information ("ASC 280") requires companies to report financial and descriptive information for each identified operating segment based on management's internal organizational decision-making structure. Management has identified the Company’s only segment as electronic components.

Impairments of Long-Lived Assets

Long-lived assets, including intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Long-lived assets are grouped with other assets to the lowest level to which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. Management assesses the recoverability of the carrying cost of the assets based on a review of projected undiscounted cash flows. If an asset is held for sale, management reviews its estimated fair value less cost to sell. Fair value is determined using pertinent market information, including appraisals or broker's estimates, and/or projected discounted cash flows. In the event an impairment loss is identified, it is recognized based on the amount by which the carrying value exceeds the estimated fair value of the long-lived asset.

The Company reviews goodwill annually and the carrying value of long-lived assets whenever events and circumstances indicate that the carrying amounts of the assets may not be recoverable. If it is determined that the assets are impaired, the carrying value would be reduced to estimated recoverable value.

Impacts of COVID-19

We performed an assessment to determine if there were any indicators of impairment as a result of the operating conditions resulting from the coronavirus (“COVID-19”) pandemic at the end of each 2020 fiscal quarter, including December 31, 2020. We concluded that, while there were events and circumstances in the macro-environment that did impact us, we did not experience any entity-specific indicators of asset impairment and no triggering events occurred.

Net Investment by LGL Group, Inc.

Net investment by LGL Group, Inc. in the Combined Balance Sheet is presented in lieu of stockholders’ equity and represents LGL Group’s historical investment in the Company, the accumulated net earnings after taxes and the net effect of the transactions with and allocations from LGL Group. All transactions reflected in Net Investment by LGL Group, Inc. in the accompanying Combined Balance Sheet have been considered as financing activities for purposes of the Combined Statement of Cash Flows.

For additional information, see Basis of Presentation above and Note C – Related Party Transactions.

Financial Instruments

Cash and cash equivalents, trade accounts receivable, trade accounts payable and accrued expenses are carried at cost which approximates fair value due to the short-term maturity of these instruments.

Foreign Currency Translation

The assets and liabilities of international operations are remeasured at the exchange rates in effect at the balance sheet date for monetary assets and liabilities and at historical rates for nonmonetary assets and liabilities, with the related remeasurement gains or losses reported within the combined statement of operations. The results of international operations are remeasured at the monthly average exchange rates. The Company's foreign subsidiaries and respective operations' functional currency is the U.S. dollar. The Company has determined this based upon the majority of transactions with customers as well as intercompany transactions and parental support being based in U.S. dollars. The Company has recognized a remeasurement loss of $95,000 in 2020, which is included within other income, net in the Combined Statement of Operations.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value guidance identifies three primary valuation techniques: the market approach, the income approach and the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset.

The Company estimates the fair value of property and equipment and trade name in accordance with the provisions of ASC 820. The recorded amounts for cash and cash equivalents, accounts receivable, prepaid expenses, other current assets and current liabilities approximate fair value due to the short-term nature of these assets and liabilities.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to observable inputs such as quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The maximization of observable inputs and the minimization of the use of unobservable inputs are required.

Classification within the fair value hierarchy is based upon the objectivity of the inputs that are significant to the valuation of an asset or liability as of the measurement date. The three levels within the fair value hierarchy are characterized as follows:

Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Unobservable inputs for the asset or liability for which there is little, if any, market activity for the asset or liability at the measurement date. Unobservable inputs reflect the Company's own assumptions about what market participants would use to price the asset or liability. These inputs may include internally developed pricing models, discounted cash flow methodologies as well as instruments for which the fair value determination requires significant management judgment.

Recently Issued Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13, “Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments (ASU 2016-13),” which changes the impairment model for most financial assets. The standard replaces the incurred loss model with the current expected credit loss (“CECL”) model to estimate credit losses for financial assets. The provisions of the standard are effective for the Company on January 1, 2023; early adoption is permitted. The Company is currently evaluating the impact of adopting this standard on its combined financial statements.

Other accounting standards that have been issued by the FASB or other standard-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s combined financial statements.

C. Related Party Transactions

The combined financial statements have been prepared on a standalone basis and are derived from the consolidated financial statements and accounting records of The LGL Group, Inc. The following discussion summarizes activity between the Company and LGL Group.

Allocation of General Corporate Expenses

For purposes of preparing these combined financial statements on a “carve-out” basis, we have allocated a portion of LGL Group’s corporate expenses, totaling $605,000 to the Company for the year ended December 31, 2020, which are recorded within engineering, selling and administrative expenses. See Note B – Summary of Significant Accounting Policies for a discussion of the methodology used to allocate corporate-related costs for purposes of preparing these financial statements on a “carve-out” basis.

Due to and from Related Parties

Balances between the Company and LGL Group, Inc. that are derived from transactions that have been historically cash settled are reflected in the Combined Balance Sheet as Due to Related Parties. Balances between the Company and LGL Group, Inc. or its affiliates derived from transactions that have been historically settled other than in cash are included in Net Investment by LGL Group, Inc. within Equity on the Combined Balance Sheet.

Loan Payable to Related Party

The Company had a loan payable to LGL with a balance of $3,323,000 at December 31, 2019. This loan carried interest at an annual rate of 6.25%. Interest expense was $75,000 for the year ended December 31, 2020. The loan was repaid during 2020.

Net Transfers to LGL Group, Inc.

The following table presents the components of Net Transfers to LGL Group, Inc. in the 2020 Combined Statements of Equity:

2020
Corporate Expense Allocations	$(207)
Share-based Compensation Expense	145
Assumed Income Tax Payments	(61)
Total Net Transfers to LGL Group, Inc.	$(123)

D. Inventories

The Company reduces the value of its inventories to net realizable value when the net realizable value is believed to be less than the cost of the item. The inventory reserve for excess and obsolescence inventory as of December 31, 2020 was $1,181,000. The components of inventory as of December 31, 2020 are summarized below:

December 31,
2020
(in thousands)
Raw materials	$1,907
Work in process	2,465
Finished goods	733
Total Inventories, net	$5,105

E. Income Taxes

The Company periodically undertakes a review of its valuation allowance and evaluates all positive and negative factors that may affect whether it is more likely than not that the Company would realize its future tax benefits from its deferred tax balances. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become realizable.

Income tax provision for the year ended December 31, 2020 is as follows:

2020
(in thousands)
Current:
Federal	$—
State and local	38
Foreign	50
Total Current	88
Deferred:
Federal	443
State and local	20
Foreign	32
Net deferred	495
Income tax provision	$583

A reconciliation of the provision (benefit) for income taxes and the amount computed by applying the statutory federal income tax rate to income before income taxes is detailed below:

2020
(in thousands)
Tax provision at expected statutory rate	$608
State taxes, net of federal benefit	59
Permanent differences	55
Credits	(125)
Foreign tax expense, and other	1
Change in rate	(25)
Change in valuation allowance	5
Other	5
Provision for income taxes	$583

Deferred income taxes for 2020 were provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. Tax effects of temporary differences and carry-forwards at December 31, 2020 were as follows:

	December 31, 2020
	Deferred Tax
	Asset	Liability
	(in thousands)
Inventory reserve	$292	$—
Fixed assets	—	61
Other reserves and accruals	222	—
Stock-based compensation	8	—
Other	—	20
Tax credit carryforwards	1,717	—
Federal tax loss carryforwards	682	—
State tax loss carryforwards	193	—
Foreign tax loss carryforwards	35	—
Total deferred income taxes	3,149	$81
Valuation allowance	(374)
Net deferred tax assets	$2,694

Deferred tax assets, net totaled $2.7 million at December 31, 2020 which includes the tax effect of federal, state and foreign net operating loss carryforwards and our federal tax credits. We recognize federal, state and foreign net operating loss carryforwards and our federal tax credits as deferred tax assets, subject to valuation allowances. At each balance sheet date, we estimate the amount of carryforwards that are not expected to be used prior to expiration of the carryforward period.

The Company has a total gross federal NOL carryforward of $3,250,000 as of December 31, 2020. This federal NOL carryforward expires through 2038, if not utilized prior to that date. The Company has total state NOL carryforwards of $4,614,000 as of December 31, 2020. These state NOL balances expire between 2037 and 2047. The Company has research and development tax credit carryforwards of approximately $1,717,000 at December 31, 2020 that can be used to reduce future income tax liabilities and expire principally between 2021 and 2039. The tax effect of the carryforwards that are not expected to be used prior to their expiration is included in the valuation allowance. At December 31, 2020, the balance in the Company’s valuation allowance was $374,000 consisting primarily of research and development tax credits expiring between 2021 and 2025.

For purposes of our combined financial statements, income taxes have been calculated as if we file income tax returns for the Company on a standalone basis. The Company’s U.S. operations and certain of its non-U.S. operations historically have been included in the income tax returns of LGL or its subsidiaries that may not be part of the Company. The Company believes the assumptions supporting its allocation and presentation of income taxes on a separate return basis are reasonable.

The Company files income tax returns in the U.S. federal, various state, Hong Kong and India jurisdictions. The statute of limitations for assessment by the Internal Revenue Service ("IRS") and state tax authorities is open for tax returns for years ended December 31, 2017, 2018 and 2019; although carryforward attributes that were generated prior to tax year 2017, including NOL carryforwards and tax credits, may still be adjusted upon examination by the IRS or state tax authorities, if they either have been or will be used in a future period. The Company is generally subject to examinations by foreign tax authorities from 2015 to the present.

The Company will recognize any interest and penalties related to unrecognized tax positions in income tax expense. At the date of adoption of ASC 740, the Company did not have a liability for unrecognized tax positions. As of December 31, 2020, management assessed the balances of the Company’s deferred tax assets and liabilities and has determined that it has not taken any aggressive tax positions that may be considered uncertain under ASC 740.

F. Revolving Credit Agreement

On May 12, 2020, the Company and its subsidiary PTI (collectively, the “Borrowers”), entered into a loan agreement for a revolving line of credit with Synovus Bank, an unaffiliated entity, as the lender (“Lender”), for up to $3.5 million (the “Loan Agreement”), such amount to be used for working capital and general operations. The Loan Agreement is evidenced by a promissory note dated May 12, 2020 that matures on May 12, 2022 (the “Note”) and a corresponding security agreement (the “Security Agreement”). The Note bears interest at the London Inter-bank Offered Rate (“LIBOR”) 30-day rate plus 2.50% with a floor of 0.50%. Upon discontinuance or lack of availability of the LIBOR rate, Lender is required to determine a comparable equivalent replacement rate. Accrued interest-only payments are due on a monthly basis until the maturity date. The Borrowers may prepay all or any portion of the loans under the Loan Agreement at any time, without fee, premium or penalty. The Loan Agreement also includes a clean-up provision; whereby, during each 12-month period, the outstanding balance must remain at zero for 30 consecutive days. In accordance with the Security Agreement, all property of the Borrowers, both tangible and intangible, will serve as security for borrowings under the Loan Agreement. At December 31, 2020, the Company had no outstanding borrowings under its revolving line of credit with Synovus Bank.

The Loan Agreement contains various affirmative and negative covenants that are customary for lines of credit and transactions of this type which the Company is in compliance with, including limitations on the incurrence of debt and liabilities by the Borrowers, as well as financial reporting requirements. The Loan Agreement also imposes certain financial covenants based on Debt Service Coverage Ratio and the Ratio of Total Liabilities to Total Net Worth (as such terms are defined in the Loan Agreement). In the event of default, the Lender has the right to terminate its commitment to make loans pursuant to the Loan Agreement and to accelerate the payment on any unpaid principal amount of all outstanding loans and interest thereon. All loans pursuant to the Loan Agreement are secured by a continuing and unconditional first priority security interest in and to any and all property of the Borrowers.

G. Leases

We lease certain manufacturing and office space and equipment. We determine if an arrangement is a lease at inception. A contract is or contains a lease if the contract conveys the right to control the use of identified property, plant or equipment (an identified asset) for a period of time in exchange for consideration. Amounts associated with operating leases, which are not short-term, are included in right-of-use lease assets, other accrued expenses and long-term lease liabilities in our Combined Balance Sheet. Right-of-use lease assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Right-of-use lease assets and liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. We use our incremental borrowing rate at the lease commencement date in determining the present value of lease payments. Short-term leases, leases with an initial term of 12 months or less, are not recorded in the Combined Balance Sheet; we recognize lease expense for these short-term leases on a straight-line basis over the lease term.

The Company leases certain property and equipment, including warehousing, and sales and distribution equipment, under operating leases with terms that range from one to five years. Certain of these leases have one or more options to renew, with renewal terms that can extend the lease term from one to 10 years or more, and the exercise of lease renewal options under these leases is at our sole discretion. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. During the year ended December 31, 2020, we renewed our leases on our facilities in India, resulting in the addition of $188,000 in right-of-use lease assets in exchange for operating lease liabilities.

Total operating leases costs amounted to $546,000 for the year ended December 31, 2020.

Our total lease obligation, as discounted for imputed interest, is $203,000 of which the current portion of $71,000 is included in other accrued expenses on the combined balance sheet at December 31, 2020.

Future minimum lease payment obligations under operating leases are as follows (in thousands):

2020
2021	$75
2022	49
2023	48
2024	49
2025	12
Total lease payments	233
Less: interest	(30)
Total lease payments	$203

H. Stock-Based Compensation

On August 4, 2011, LGL Group’s stockholders approved the 2011 Incentive Plan. 500,000 shares of common stock were authorized for issuance under the 2011 Incentive Plan. On June 16, 2016, LGL Group’s stockholders approved the Amended and Restated 2011 Incentive Plan (the “Plan”) which increased the number of shares of common stock authorized for issuance under the Plan to 750,000 shares of common stock. Restricted stock awards are measured at a value equal to the market price of LGL Group's common stock on the date of grant which is recognized over the service period of the shares.

Total stock-based compensation expense recorded by LGL was $151,000 as a result of the options and restricted stock disclosed below, with $145,000 allocated to the Company for the year ended December 31, 2020, recorded within engineering, selling and administrative expenses. The allocation was based on the basis of direct usage for direct employees of the Company, with the remainder allocated on a pro rata basis of consolidated sales, which is considered to be a reasonable reflection of the historical utilization levels of these services. The amounts presented are not necessarily indicative of future awards and do not necessarily reflect the results that the Company would have experienced as a standalone company for the period presented.

The following table summarizes information about stock options outstanding and exercisable at December 31, 2020:

	Number of Shares Outstanding	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Term (in years)	Aggregate Intrinsic Value (in thousands)
Option Balances at December 31, 2019	47,000	$8.67	$2.60	2.9	$298
Options Granted	-	-	-	-	-
Options Exercised	(14,000)	4.15	1.03	-	-
Options Forfeited	-	-	-	-	-
Option Balances at December 31, 2020	33,000	$10.58	$3.27	3.1	$69
Options Exercisable at December 31, 2020	15,500	$8.17	$2.41	2.2	$69

A summary of the Company’s restricted stock awards for the year ended December 31, 2020 follows:

	Number of Shares	Weighted Average Grant Date Fair Value	Aggregate Grant Date Fair value (in thousands)
Balance at December 31, 2019	—	$—	$—
Granted	55,762	9.42	525
Vested	—	—	—
Balance at December 31, 2020	55,762	$9.42	$525

The following disclosures of share-based compensation expense recognized by the Company are based on the expense from grants related directly to Company employees.

Stock Options

Stock options are granted with an exercise price equal to the fair market value of LGL common stock on the date of grant. Stock options have a maximum term of 10 years and generally vest ratably over three to five years. The fair value of stock options granted is determined using the Black-Scholes option-pricing model. The determination of the fair value of options is affected by the LGL stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the LGL expected stock price volatility over the term of the awards. There were no stock options issued to Company employees during 2020.

As of December 31, 2020, there was $62,000 of total unrecognized compensation cost, related to unvested stock options. That cost is expected to be recognized over a weighted average period of 1.9 years.

As of December 31, 2020, there were 33,000 outstanding stock options, 15,500 of which were fully vested, with a total intrinsic value of $69,000.

Restricted Stock

Restricted stock vests over the terms as indicated within each restricted stock agreement. The fair value of restricted stock awards is based on the market value of an unrestricted share of LGL common stock on the date of grant.  There was one grant of 10,762 shares of restricted stock during 2020 for a Company employee with a grant date fair value of $11.15 per share.

As of December 31, 2020, there was $120,000 of total unrecognized compensation cost, related to unvested restricted stock. That cost is expected to be recognized over a period of 3 years.

The total intrinsic value of restricted stock outstanding at December 31, 2020 was $135,000.

I. Employee Benefit Plan

LGL Group offers a defined contribution plan for eligible employees in which the Company makes discretionary contributions up to 50% of the first 6% of eligible compensation contributed by participants. The Company contributed approximately $117,000 in discretionary contributions during 2020, which was allocated to the Company and related directly to its employees. Participants vest in employer contributions starting after their second year of service at 20% increments, vesting 100% in year six.

J. Contingencies

In the normal course of business, the Company and its subsidiaries may become defendants in certain product liability, patent infringement, worker claims and other litigation. The Company records a liability when it is probable that a loss has been incurred and the amount is reasonably estimable. The Company is not involved in any legal proceedings other than routine litigation arising in the normal course of business, none of which the Company believes will have a material adverse effect on the Company's business, financial condition or results of operations.

K. Domestic and Foreign Revenues

Significant foreign revenues from operations (10% or more of foreign sales) were as follows:

Year Ended December 31,
2020
(in thousands)
Malaysia	$2,842
Hong Kong	1,211
Australia	974
All other foreign countries	2,255
Total foreign revenues	$7,282
Total domestic revenues	$22,702

The Company allocates its foreign revenue based on the customer's ship-to location.

L. Payroll Protection Program

On April 15, 2020, the Company and its PTI subsidiary entered into loans with City National Bank of Florida, a national banking association, as the lender, in an aggregate principal amount of $1,848,000 pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act. On May 14, 2020, the Company returned all amounts pursuant to such loans and such loans were thereby terminated.

M. Subsequent Events

The Company evaluated subsequent events for matters that may require disclosure in these combined financial statements through February 14, 2022. Other than as already disclosed, there have been no events that have occurred that would require disclosure in the combined financial statements.